                                                                   EXHIBIT 10.12



                                                               EXECUTED DOCUMENT





________________________________________________________________________________





                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                                AMERIPATH, INC.,


                     DERRICK AND ASSOCIATES PATHOLOGY, P.A.


                                      AND


           THE SHAREHOLDERS OF DERRICK AND ASSOCIATES PATHOLOGY, P.A.





                            DATED AS OF MAY 23, 1996





________________________________________________________________________________

                              TABLE OF CONTENTS


                                                                                                                     PAGE NO.
                                                        ARTICLE I

                                                PURCHASE OF CAPITAL STOCK
                                                -------------------------

1.1      Purchase and Sale of Class A Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
1.2      Purchase and Sale of Class B Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.3      The Contingent Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3


                                                        ARTICLE II

                                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND DAP
                                  -----------------------------------------------------

2.1      Corporate Organization, Qualification, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
2.2      Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
2.3      Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
2.4      Corporate Record Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
2.5      Title to Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
2.6      Options and Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
2.7      Authorization, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
2.8      No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
2.9      Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
2.10     Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
2.11     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
2.12     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
2.13     True and Complete Copies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
2.14     Title and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
2.15     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
2.16     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
2.17     Compliance with Material Laws and Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
2.18     ERISA and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
2.19     Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
2.21     Dealings with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
2.22     Banking Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
2.23     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
2.24     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
2.25     Investment Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
2.26     Accounts Receivable; Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
2.27     Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25


2.28     Improper and Other Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
2.29     Fraud and Abuse  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
2.30     Third-Party Payors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
2.31     Compliance with Medicare and Medicaid Programs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
2.32     Rate Limitations and Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
2.33     Participation in Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
2.34     Reimbursement Documentation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
2.35     Patient Referrals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
2.36     Financial Condition at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
2.37     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27


                                                       ARTICLE III

                                     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                                     -----------------------------------------------

3.1      Corporate Organization, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
3.2      Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
3.3      Authorization, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
3.4      No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
3.5      Governmental Authorities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
3.6      Issuance of AmeriPath Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
3.7      Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
3.8      Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
3.9      Compliance with Material Laws and Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
3.10     Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29


                                                        ARTICLE IV

                                      COVENANTS OF DAP AND THE CLASS A SHAREHOLDERS
                                      ---------------------------------------------

4.1      Regular Course of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
4.2      Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
4.3      Capital Changes; Pledges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
4.4      Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
4.5      Capital and Other Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
4.6      Cash and Cash Equivalents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
4.7      Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
4.8      Other Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
4.9      Amendments to Charter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
4.10     Interim Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
4.11     Full Access and Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
4.12     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

4.13     Breach of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
4.14     Fulfillment of Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
4.15     Purchase Price as Consideration for 100% Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32


                                                        ARTICLE V

                                                COVENANTS OF THE PURCHASER
                                                --------------------------

5.1      Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
5.2      Full Access and Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33


                                                        ARTICLE VI

                                                     OTHER AGREEMENTS
                                                     ----------------

6.1      Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
6.2      Agreement to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
6.3      Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
6.4      No Solicitation or Negotiation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
6.5      Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
6.6      No Termination of Sellers' Obligations by Subsequent Incapacity, Etc.  . . . . . . . . . . . . . . . . . . .  35
6.7      Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
6.8      Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
6.9      Hart-Scott-Rodino Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
6.10     DAP Stockholders' Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
6.11     AmeriPath's Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
6.12     Deliveries After Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
6.13     Non-Competition Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
6.14     Non-disclosure; Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
6.15     Rule 144 Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
6.16     Post-Closing Merger of Entities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41


                                                       ARTICLE VII

                                      CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER
                                      ----------------------------------------------

7.1      Representations and Warranties; Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
7.2      No Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
7.3      HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
7.4      Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
7.5      Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42



7.6      No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
7.7      Stock Options and Grant Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
7.8      Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
7.9      Opinion of Seller's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
7.10     Delivery of DAP Share Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
7.11     Shareholders' Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
7.12     Creditor Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
7.13     DAP Charter Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
7.14     Subordination Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43


                                                       ARTICLE VIII

                                       CONDITIONS TO THE OBLIGATIONS OF THE SELLERS
                                       --------------------------------------------

8.1      Representations and Warranties; Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
8.2      No Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
8.3      Purchase Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
8.4      Stock Options and Grant Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
8.5      HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
8.6      Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
8.7      Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
8.8      Employment Agreements; Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
8.9      Opinion of Purchaser's Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
8.10     Approval of AmeriPath Preferred Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45


                                                        ARTICLE IX

                                                         CLOSING
                                                         -------

9.1      Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
9.2      Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45


                                                        ARTICLE X

                                               TERMINATION AND ABANDONMENT
                                               ---------------------------

10.1     Methods of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
10.2     Procedure Upon Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48





                                                        ARTICLE XI

                                                SURVIVAL; INDEMNIFICATION
                                                -------------------------

11.1     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
11.2     Indemnification by the Class A Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
11.3     Indemnification by the Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
11.4     Third-Party Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
11.5     Deductible . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
11.6     Maximum Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52


                                                       ARTICLE XII

                                                 MISCELLANEOUS PROVISIONS
                                                 ------------------------

12.1     Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
12.2     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
12.3     Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
12.4     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
12.5     Waiver of Compliance; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
12.6     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
12.7     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
12.8     Consent to Jurisdiction; Service of Process  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
12.9     Injunctive Relief  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
12.10    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
12.11    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
12.12    Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
12.13    Delays or Omissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
12.14    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
12.15    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

                                   SCHEDULES


1.1                Class A Shareholders; Ownership of Class A Stock; Pro
Rata Consideration
1.2                Class B Shareholders; Ownership of Class B Stock; Pro
Rata  Consideration
2.1                Jurisdictions of Qualification
2.2                Investments and Other Interests
2.3                Capital Stock
2.8                Violations
2.9                Liabilities Covered by Insurance
2.12               Contracts
2.14               Real and Personal Property
2.15               Litigation and Claims
2.17(a)            Permits and Licenses
2.17(b)            Jurisdictions Licensed to Provide Health Care
2.18               ERISA, Benefit Plans and Other Matters
2.19               Intellectual Property and Software
2.20               Environmental Matters
2.21               Affiliated Transactions
2.22               Banking Arrangements
2.23               Insurance
2.24               Consents
2.28               Other Payments
2.30               Third-Party Payors
2.32               Rate Limitations and Rates
3.2                AmeriPath Subsidiaries
6.5                AmeriPath Stock Option Grants
7.4                Material Contracts and Leases
7.5                Regulatory Approvals Required

                                    EXHIBITS


1.1                Form of 7% Non-Negotiable Contingent Subordinated Promissory
                   Note to be issued to Class A Shareholders
1.2                Form of 7% Non-Negotiable Contingent Subordinated Promissory
                   Note to be issued to Class B Shareholders
1.3                Subordination Agreement and Signature Pages
2.1                DAP's Articles of Incorporation, as amended, and By-laws
2.9                DAP Financial Statements
2.27               Broker's Fee Agreement
3.7                AmeriPath Financial Statements
6.5                Form of AmeriPath Non-Qualified Stock Option Agreement
6.7(a)             Form of Employment Agreement for Most Class A Shareholders
6.7(b)             Form of Employment Agreement for Drs. Bodiford and Schrader
6.7(c)             Form of Employment Agreement for Physician Class B
Shareholders
6.7(d)             Form of Employment Agreement for Dr. Craig Carson and
                   other Physician Non-Sellers
6.7(e)             Form of Employment Agreement for Sherry R. Larson
7.9                Sellers' Opinion of Counsel
7.11               AmeriPath Shareholders' Agreement and Signature Pages
8.8                AmeriPath Guaranty of Employment Agreements
8.9                AmeriPath's Opinion of Counsel
8.10               AmeriPath Preferred Shareholder Approval Certificate

                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT (the " Agreement"), dated as of May 23, 1996, by and among AMERIPATH, INC., a Delaware corporation ("AmeriPath" or the "Purchaser"), DERRICK AND ASSOCIATES PATHOLOGY, P.A., a Florida professional service corporation ("DAP"), the persons listed on Schedule 1.1 attached hereto, collectively constituting the holders of all of the issued and outstanding shares of Class A Voting Common Stock, par value $1.00 per share (the "Class A Stock"), of DAP (each, a "Class A Shareholder" and, collectively, the "Class A Shareholders"), and the persons listed on Schedule 1.2 attached hereto (the "Class B Persons"), collectively constituting the persons who are expected to, immediately prior to the closing of the transactions contemplated by this Agreement, hold all of the issued and outstanding shares of Class B Non-Voting Common Stock, par value $1.00 per share (the "Class B Stock"), of DAP. Each of the Class B Persons who, at Closing, both (i) sell and deliver shares of Class B Stock to the Purchaser, and (ii) execute and deliver to the Purchaser an Employment Agreement in the form of Exhibit 6.7(a) attached hereto, is referred to herein as a "Class B Shareholder" (collectively, the "Class B Shareholders"). The Class A Shareholders and the Class B Shareholders are collectively referred to herein as the "Sellers" (each, a "Seller").

         The Sellers together own all of the issued and outstanding shares of capital stock of DAP. DAP, although presently organized as a professional service corporation under Chapter 621 of the Florida Statutes, will, immediately prior to the closing of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein, convert itself to a regular business corporation organized under Chapter 607 of the Florida Statutes. AmeriPath desires to purchase and acquire from the Sellers, and the Sellers desire to sell, transfer and deliver to AmeriPath, all of the issued and outstanding shares of capital stock of DAP, upon the terms and subject to the conditions set forth herein. Upon the closing of the transactions contemplated by this Agreement, (i) DAP shall be and become a wholly-owned subsidiary of AmeriPath, and (ii) such wholly-owned subsidiary shall be merged with and into another wholly-owned subsidiary of AmeriPath ("AmeriPath Florida"), with AmeriPath Florida surviving such merger.

         NOW, THEREFORE, for and in consideration of the mutual benefits to be derived hereby and the premises, representations, warranties, covenants and agreements herein contained, AmeriPath, the Sellers and DAP hereby agree, intending to be legally bound, as follows:




                                   ARTICLE I

                           PURCHASE OF CAPITAL STOCK

         1.1 Purchase and Sale of Class A Stock. (a) Subject to the terms and conditions of this Agreement, each Class A Shareholder agrees to sell, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase, acquire and accept delivery from each Class A Shareholder, all of the issued and outstanding shares of Class A Stock owned or held by such Class A Shareholder, which number of shares of Class A Stock to be sold and purchased hereunder is set forth opposite such Class A Shareholder's name on Schedule 1.1 attached hereto (collectively, the "DAP Class A Shares").

                 (b) Upon the sale, transfer and delivery to the Purchaser by the Class A Shareholders of the DAP Class A Shares at the Closing (as such term is defined in Section 9.1 hereof), and in consideration therefor, AmeriPath shall deliver to the Class A Shareholders the following consideration in the aggregate (which aggregate consideration shall be divided among the Class A Shareholders, pro rata in proportion to their ownership of the DAP Class A Shares, in the amounts and as indicated on Schedule 1.1 attached hereto):

                          (i) FOURTEEN MILLION SEVEN HUNDRED TWENTY FIVE THOUSAND DOLLARS ($14,725,000.00) by certified or cashier's check or by wire transfer;

                          (ii) Certificates evidencing 570,011 shares of Common Stock, par value $.01 per share, of AmeriPath (the "AmeriPath Stock"); and

                          (iii) Thirteen (13) 7% Non-Negotiable Contingent Subordinated Promissory Notes, due on December 31, 2000, each in the form attached hereto as Exhibit 1.1 (the "Class A Contingent Notes"), which 13 Class A Contingent Notes shall together be in the aggregate maximum principal amount of $7,600,000.00, the issuance and certain terms and conditions of which Class A Contingent Notes are described in Section 1.3 below.

          1.2 Purchase and Sale of Class B Stock. (a) Subject to the terms and conditions of this Agreement, each Class B Person agrees to sell, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase, acquire and accept delivery from each Class B Person, all of the issued and outstanding shares of Class B Stock owned or held by such Class B Person at and as of the Closing, which number of shares of Class B Stock expected to be sold and purchased hereunder is set forth opposite such Class B Person's name on
Schedule 1.2 attached hereto (the shares of Class B Stock which are issued and outstanding at or immediately prior to the Closing are referred to herein as the "DAP Class B Shares", and such DAP Class B Shares and the DAP Class A
Shares are collectively referred to as the "DAP Shares").

                  (b) Upon the sale, transfer and delivery to the Purchaser by the Class B Persons of the DAP Class B Shares at the Closing, and in consideration therefor, AmeriPath shall deliver to each of the Class B Persons delivering DAP Class B Shares to AmeriPath at the Closing the following consideration in the aggregate (which aggregate consideration shall be divided among the Class B Shareholders, pro rata in proportion to their ownership of the DAP Class B Shares, in the amounts and as indicated on Schedule 1.2 attached hereto):


                          (i) SEVEN HUNDRED SEVENTY FIVE THOUSAND DOLLARS ($775,000.00) by certified or cashier's check or by wire transfer;

                           (ii) Certificates evidencing 29,994 shares of
                  AmeriPath Stock; and (iii) Six (6) 7% Non-Negotiable Contingent Subordinated Promissory Notes, due on December 31, 2000, each in the form attached hereto as Exhibit 1.2 (the "Class B Contingent Notes" and, together with the Class A Contingent Notes, in general description, the "Contingent Notes"), which six Class B Contingent Notes shall together be in the aggregate maximum principal amount of $400,000.00, the issuance and certain terms and conditions of which Contingent Notes are described in Section 1.3 below.

         1.3     The Contingent Notes.

                 (a) Principal Amounts, Issuance of Class A Contingent Notes. The aggregate maximum principal amount of the Class A Contingent Notes to be issued and delivered by the Purchaser to the Class A Shareholders at the Closing pursuant to Section 1.1(b)(iii) hereof shall be $7,600,000. The aggregate mid-point, target principal amount of the Class A Contingent Notes to be issued and delivered by the Purchaser to the Class A Shareholders at the Closing pursuant to
         Section 1.1(b)(iii) hereof shall be $3,800,000. At the Closing, the Purchaser shall deliver to each Class A Shareholder a Contingent Note, due on December 31, 2000, in the maximum stated principal amount of $584,615.38 (i.e., $7,600,000 divided by 13) and in the mid-point, target principal amount of $292,307.69 (i.e., $3,800,000 divided by 13), which Contingent Notes shall be in the form of Exhibit 1.1 hereto.


                 (b) Principal Amounts, Issuance of Class B Contingent Notes. The aggregate maximum principal amount of the Class B Contingent Notes to be issued and delivered by the Purchaser to the Class B Shareholders at the Closing pursuant to Section 1.2(b)(iii) hereof shall be $400,000. The aggregate mid-point, target principal amount of the Class B Contingent Notes to be issued and delivered by the Purchaser to the Class B Shareholders at the Closing pursuant to
         Section 1.2(b)(iii) hereof shall be $200,000. At the Closing, the Purchaser shall deliver to each Class B Shareholder a Contingent Note, due on December 31, 2000, in the maximum stated principal amount of $66,666.66 (i.e., $400,000 divided by 6) and in the mid-point, target principal amount of $33,333.33 (i.e., $200,000 divided by 6), which Contingent Notes shall be in the form of Exhibit 1.2 hereto; provided, however, that, in the event that the number of Class B Shareholders who deliver DAP Class B Shares to AmeriPath at Closing is less than six (6), then the actual maximum stated principal amount and mid-point, target principal amount of each Class B Contingent Note issuable to each Class B Shareholder at the Closing shall equal 400,000 and 200,000, respectively, divided by the actual number of Class B Shareholders at Closing.

                 (c) Payments Under Contingent Notes; Minimum Targets. Each Contingent Note shall be due and payable in the applicable principal amount specified in or calculated pursuant to such Note and the Annexes to such Note (the "Appropriate Payment Amount") corresponding to a target range of Operating Earnings (as defined below) or Cumulative Operating Earnings (as defined below), as the case may be, specified in such Note and the Annexes to such Note, with respect to each of the five (5) years ending December 31, 1996 through December 31, 2000, if, and only if, (i) with respect to the year ending December 31, 1996, DAP's Operating Earnings for such year equal or exceed $3,300,000 (the "Year 1 Minimum Target", or (ii) with respect to each of the four (4) years ending December 31, 1997, 1998, 1999 and 2000, DAP's Cumulative Operating Earnings for such year equal or exceed 6,600,000, 9,900,000, 13,200,000 and 16,500,000, respectively (the " Year 2-5 Minimum Targets" and, together with the Year 1 Minimum Target (each, as applicable to the relevant year), the "Minimum Targets"). For each of the years ending December 31, 1996 through December 31, 2000 for which Operating Earnings or Cumulative Operating Earnings, as the case may be, are less than the applicable Minimum Target, no principal payment(s) shall be required, due or made under the Contingent Notes, or under any Contingent Note, with respect to that year, and any and all interest with respect thereto or accrued thereon, which otherwise would have become payable had the applicable Minimum Target been achieved for such year shall be canceled and voided. Notwithstanding any other provision in this Section 1.3 or in the Contingent Notes, the aggregate maximum principal amount due or payable under all the Contingent Notes shall not exceed $8,000,000.

                  (d) Calculation of Operating Earnings and Cumulative Operating Earnings.

                          (i) "Operating Earnings". For purposes hereof (and the Contingent Notes), the term "Operating Earnings", with respect to any year, shall mean the income of or attributable to the DAP Business (as defined below) for such full (i.e., January 1 through December 31) year, before deduction for (in each case, with respect to the DAP Business) (i) interest paid in such year, (ii) income tax payable for such year, (iii) charges for amortization of goodwill, including without limitation any amortization of goodwill recorded in connection with this transaction or amortization of any payments made under the Contingent Notes, (iv) any extraordinary items, as such term is used in accordance with generally accepted accounting principles, with respect to DAP or the DAP Business, and (v) any fees or expenses incurred by DAP in connection with the transactions contemplated by this Agreement. All such calculations shall be determined in accordance with generally accepted accounting principles, as consistently applied by AmeriPath. For purposes hereof (and the Contingent Notes), the term " DAP Business" shall mean and include the business, operations, contracts, assets and liabilities of DAP

         (as such is constituted immediately prior to the Closing), which DAP Business following the Closing shall consist of the business, operations, contracts, assets and liabilities of, and the results of operations, revenues and expenses associated with, (i) the contracts with hospitals and out-patient facilities in effect from time to time, to which DAP, prior to the Closing, and the Orlando Division (as such term is defined below), following the Closing, is a party, and which are serviced by the physicians who from time to time are employed by AmeriPath Florida and who report to the medical director (the " Medical Director") for AmeriPath Florida's Orlando Division (collectively, such physicians being referred to herein as the "Orlando- Based Pathologists"), and (ii) AmeriPath Florida's employment of, and employment agreements with, any and all Orlando-Based Pathologists. For purposes hereof (and the Contingent Notes), the term " Orlando Division" shall mean and include the business and operations of AmeriPath Florida (i.e., the wholly-owned subsidiary of AmeriPath which is the successor in interest, by merger, to DAP) which, prior to consummation of the transactions contemplated by this Agreement, constituted the business and operations of Derrick and Associates Pathology, P.A.

                        (ii) Cumulative Operating Earnings. For purposes hereof (and the Contingent Notes), the term "Cumulative Operating Earnings" shall mean and include, with respect to each of the four (4) years ending December 31, 1997, 1998, 1999 and 2000, the Operating Earnings of the DAP Business, on a cumulative basis, from January 1, 1996 through the end of such year (e.g., the Cumulative Operating Earnings for the year ending December 31, 1998 shall equal the Operating Earnings, on a cumulative basis, from January 1, 1996 through December 31, 1998 ( i.e., three full cumulative years of Operating Earnings would be included)).

                          (iii) Other Adjustments; Limitations. For purposes of calculating Operating Earnings (and, as relevant, Cumulative Operating Earnings) hereunder, (1) any and all loans from AmeriPath to DAP (or any AmeriPath subsidiary that owns the DAP Business) shall be deemed to be at the prime rate of interest as announced from time to time by Nationsbank, N.A.; (2) with respect to the year ending December 31, 1996 only, "Operating Earnings" shall be calculated without any deduction or offset for: (x) profit sharing distributions in 1996, and (y) distributions and bonuses paid to the Class A Shareholders in 1996; and (3) the expenses associated with the DAP Business may include costs, expenses and charges relating to management, billing or other services provided by AmeriPath or its Affiliates (as such term is defined in Section 12.3 hereof) to the extent both (i) such services are provided to or for the benefit of the Orlando Division and (ii) the price or amount charged or allocated with respect to such services is based upon the fair market value thereof and is competitive with the price or amount that would be charged for such services by a Person not affiliated with the Purchaser on an arms'-length, negotiated basis.

                          (iv) Calculation Methodology. A statement of the Operating Earnings, prepared by AmeriPath senior management, will be delivered to the Sellers as soon as practicable following the end of each year, but in all events within 80 days after the end of each such year. If five (5) or more Sellers who then hold Contingent Notes (the "Objecting Sellers") wish to challenge the calculation of Operating Earnings prepared by AmeriPath senior management, they may do so by giving written notice of such objection (the "Objection Notice") to AmeriPath, signed by such Objecting Sellers, within 20 days after such statement of Operating Earnings is delivered to the Sellers. The Objection Notice shall set forth in reasonable detail the Objecting Sellers' calculation of Operating Earnings (or Cumulative Operating Earnings, as the case may be). To the extent the parties do not dispute or disagree on the achievement of some amount of Operating Earnings (or Cumulative Operating Earnings, as the case may be) in the year in question, then the Appropriate Payment Amount corresponding to such amount of Operating Earnings (or Cumulative Operating Earnings, as the case may be) which is not in dispute, together with interest accrued and unpaid thereon, shall be paid to the Sellers within five (5) days of receipt of the Objection Notice, and the parties shall proceed to resolve their dispute(s), or any amount(s) in dispute, in accordance with this subsection (iv). If an Objection Notice is timely delivered to AmeriPath, AmeriPath and the Objecting Sellers shall use their best efforts to resolve as soon as practicable any difference of opinion. If they are unable to resolve such difference within 20 days after receipt by AmeriPath of the Objection Notice from the Objecting Sellers, the matter shall be referred to the independent certified public accountant who then audits the annual financial statements of AmeriPath, whose decision shall be final and binding on all parties. If an Objection Notice is not timely delivered to AmeriPath, and if the statement of Operating Earnings prepared by AmeriPath senior management indicates that an Applicable Target Amount has been met for a given year, then the corresponding Appropriate Payment Amount of the Contingent Notes with respect to such year shall be paid within five
         (5) days after the earlier of (x) the end of the 20 day period within which the Sellers are entitled to deliver an Objection Notice, or (y) receipt by AmeriPath of notice from all Objecting Sellers that they accept the calculation of Operating Earnings. If Objecting Sellers timely deliver an Objection Notice to AmeriPath objecting to the calculation of Operating Earnings pursuant to this Section 1.3, then the Appropriate Payment Amount of the Contingent Notes for such year (to the extent not theretofore paid) shall be paid within five (5) days after resolution of the dispute with respect to such calculation to the extent that the corresponding Applicable Target Amount has been met for such year.

                 (e) Effect of Sale on Contingent Notes. Should any Person (as such term is defined in Section 12.3 hereof) acquire AmeriPath, whether by means of a merger with or into AmeriPath in which AmeriPath does not survive or the acquisition of all or substantially all of the stock or assets of AmeriPath (an " AmeriPath Acquisition "), then, with respect to the Contingent Notes, as a condition to consummation of the AmeriPath Acquisition, (i) the acquiring Person shall be required either to acknowledge AmeriPath's on-going obligations under the Contingent Notes or to assume the obligations under the Contingent Notes, and (ii) at the option and election of the holders of a majority, in terms of maximum principal amount, of the Contingent Notes then outstanding (a " Majority of Noteholders"), either (A) the Contingent Notes remaining outstanding shall become fixed obligations of such Person or AmeriPath, as the case may be, payable in accordance with their terms without the requirement of satisfaction of any condition or contingency relating to Operating Earnings, and with the principal amount payable under each outstanding Contingent Note, for each year (including the year in which the AmeriPath Acquisition occurs) remaining under such Note, being fixed at the Fixed Payment Amount (as such term is defined below), or (B) the terms of the Contingent Notes shall remain in effect and unchanged and such acquiring Person shall be required to provide an irrevocable standby letter of credit in favor of the holders of the Contingent Notes, which letter of credit (x) shall be issued by a U.S.-based financial institution with $100 million or more in assets, (y) shall be in form and substance reasonably acceptable to a Majority of Noteholders, and (z) shall be in an amount sufficient to secure the due payment and performance of the Contingent Notes due each year at least at the Fixed Payment Amount (in each case, as appropriate to the Contingent Note, whether a Class A Contingent Note or a Class B Contingent Note). For purposes hereof, the term "Fixed Payment Amount" shall mean and include: (1) with respect to the Class A Contingent Notes to be issued pursuant to Section 1.1(b)(iii) hereof, $58,461.54 (i.e., 3,800,000 divided by five, divided by 13); and (2) with respect to the Class B Contingent Notes to be issued pursuant to Section 1.2(b)(iii) hereof, the amount of $40,000 (i.e., 200,000 divided by five), divided by the actual number of Class B Shareholders at Closing.

                 (f) Effect of Acquisitions on Contingent Notes. In the event that AmeriPath acquires one or more Persons or businesses after the Closing Date, Operating Earnings will be calculated without the deduction of any selling, general or administrative expenses which do not relate to the DAP Business, and without taking into account the income generated by, or expenses incurred in connection with, the acquisition or the acquired Person or business. If in the judgment of a majority of the full Board of Directors of AmeriPath it is impracticable to calculate Operating Earnings after such acquisition on the basis set forth herein, then, with respect to each remaining year ending December 31 following such determination by the Board of Directors, an amount equal to two (2) times the Fixed Payment Amount (in each case, as appropriate to the Contingent Note, whether a Class A Contingent Note or a Class B Contingent Note), together with accrued and unpaid interest thereon to and including the date of such payment, shall accelerate and become immediately due and payable on the later of the date of consummation of such transaction and the determination by the Board of Directors.

                 (g) Interest. Each Contingent Note shall bear interest from the date of issuance until maturity (if any), computed on the basis of a 360-day year and the actual number of days elapsed, on the unpaid Appropriate Payment Amount thereof, at the rate of seven percent (7.0%) per annum. Interest shall accrue and compound annually, and shall be payable only upon payment of principal, if any. In the event Operating Earnings or Cumulative Operating Earnings, as the case may be, are less than the Minimum Target for a given year, interest on the principal amount of all Contingent Notes shall be forgiven and canceled and voided for such year.

                 (h) Maturity, Redemption and Prepayments. For each year in which an Applicable Target Amount is achieved, the corresponding Appropriate Payment Amount of the Contingent Notes, together with interest accrued on such Appropriate Payment Amount, shall become due and payable and shall be paid as provided in subparagraph (b) above. AmeriPath, in its sole judgment and discretion, shall be entitled to prepay the Contingent Notes, either in whole or in part, without premium or penalty, at any time prior to the maturity date thereof, at a price equal to two (2) times the Fixed Payment Amount (in each case, as appropriate to the Contingent Note, whether a Class A Contingent Note or a Class B Contingent Note), together with accrued and unpaid interest thereon to and including the date of such payment, with respect to each remaining year ending December 31 (including the year in which such prepayment occurs) following such date of prepayment; provided, however, that if, in the judgment of a majority of the full Board of Directors of AmeriPath, it is determined that the Contingent Notes, or the holding of the Contingent Notes by any Seller, may violate any Regulation or Order of any Authority (as such terms are defined in Section 12.3), then, at AmeriPath's sole option and election (as recommended by counsel to Ameripath), the Contingent Notes, (i) shall become fixed obligations, payable in accordance with their terms without the requirement of satisfaction of any condition or contingency relating to Operating Earnings (or Cumulative Operating Earnings), and with the principal amount payable under each outstanding Contingent Note with respect to each remaining year being fixed at the Fixed Payment Amount (in each case, as appropriate to the Contingent Note, whether a Class A Contingent Note or a Class B Contingent Note), or (ii) shall be prepaid in full at the Fixed Payment Amount (in each case, as appropriate to the Contingent Note, whether a Class A Contingent Note or a Class B Contingent Note) with respect to each remaining year thereunder (together with any accrued and unpaid interest thereon). AmeriPath shall give the holders of the Contingent Notes irrevocable written notice of any prepayment permitted hereunder not less than three (3) business days prior to the prepayment date, specifying such prepayment and the amount of the Contingent Notes proposed to be prepaid on such date, whereupon such principal amount of the Contingent Notes specified in such notice, together with accrued interest thereon, shall become due and payable on the prepayment date. Each and every partial prepayment of the Contingent Notes shall be made with respect to all of the Contingent Notes then outstanding, rather than with respect to any portion thereof, and the aggregate amount of each partial prepayment shall be allocated among all of the holders of the Contingent Notes at the time outstanding pro rata in proportion to the unpaid principal amounts of the Contingent Notes held by each of such holders.

                 (i) Other Terms. Other terms of the Contingent Notes are as follows:

                          (1)     Payments.  All payments of principal
                 (including any prepayments or redemptions), and interest under the Contingent Notes shall be made by AmeriPath in lawful money of the United States of America in immediately available funds (or at the written request of the holders thereof, by certified or bank check) not later than twelve o'clock noon, Miami, Florida time, on the date each such payment is due. To the extent calculation of any payment amounts (whether principal, interest or otherwise) results in fractions of a cent, the amount shall be rounded down to the nearest whole cent.

                          (2) Subordination Agreement. The Contingent Notes shall be subordinate and junior in right of payment to certain senior indebtedness pursuant to the subordination agreement in substantially the form attached hereto as Exhibit
                 1.3 (the "Subordination Agreement"). As a condition to AmeriPath's obligations under the Contingent Notes, each Seller agrees to execute and deliver appropriate documents and agreements, including the Subordination Agreement, evidencing the subordination of the Contingent Notes to senior indebtedness of AmeriPath and its Subsidiaries.

                          (3) Notes Non-negotiable. Except as specifically provided in the Contingent Notes, the Contingent Notes shall be non-transferable and non-negotiable.

                          (4) Right of Set-Off on Class A Contingent Notes. With respect to all Contingent Notes issued under Section 1.1(b)(iii) hereof to Class A Shareholders, AmeriPath shall have the right, following prior written notice to the holder, to set-off against principal and/or interest payable to such Class A Shareholder under a Contingent Note held by such shareholder the amount of any indemnification payment owed by such Class A Shareholder under Article XI hereof. Such notice shall state with reasonable specificity the good faith basis for AmeriPath's assertion that such Class A Shareholder is obligated to make such indemnification payment, and a copy of such notice shall also be sent to each director of AmeriPath. The Class A Shareholder shall have the right to respond to such notice, and if the Class A Shareholder requests that the exercise of such right of set-off be considered and approved by the Board of Directors, then such right shall not be exercised unless considered and approved by a majority of the full Board of Directors. If within 10 days after receipt of such notice of set-off, the Class A Shareholder against whom AmeriPath intends to assert such right of set-off contests in writing (sent to AmeriPath) AmeriPath's claim that the Class A Shareholder is obligated to pay such amount as indemnification under Article XI hereof, then the amount which AmeriPath would otherwise have paid to the Class A Shareholder but for the exercise of such right of set-off shall be paid into an interest bearing escrow account maintained by a bank selected by AmeriPath, to be held in such account until AmeriPath and the Class A Shareholder have reached agreement as to the amount, if any, of such indemnification payment and set-off, or until there has been a judicial resolution of such matter, at which time the amount held in such segregated account, together with any interest accrued thereon, shall be released to the prevailing party, as appropriate and/or instructed. AmeriPath and the Class A Shareholder agree that they will use their best efforts to resolve any such dispute within 30 days.

                          (5) Defaults. The holders of the Contingent Notes shall be entitled to the benefit of the Events of Default set forth in the applicable form of Contingent Note attached as Exhibit 1.1 and Exhibit 1.2 hereto.

                          (6) Documentary Stamp Taxes. The parties hereto hereby acknowledge that it is their belief that Florida law does not require the payment of documentary stamp taxes in connection with the execution and delivery of the Contingent Notes due to the contingent nature of the obligation. Notwithstanding the foregoing, the Purchaser agrees to pay any and all such documentary stamp taxes, or other similar taxes, if any, that may become due or payable in connection with the execution and delivery of the Contingent Notes or this Agreement, and the Purchaser agrees to indemnify and hold harmless the Sellers and DAP from and against any and all such taxes.


                                   ARTICLE II

             REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND DAP

        The Class A Shareholders and DAP, jointly and severally, make the following representations and warranties to the Purchaser, each of which shall be deemed material (and the Purchaser, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties notwithstanding any independent investigation); in addition, the Class B Shareholders, severally and not jointly, make the representations set forth in Sections 2.5, 2.7 and
2.25 below to the Purchaser, each of which representations shall be deemed material (and the Purchaser, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties notwithstanding any independent investigation):

         2.1 Corporate Organization, Qualification, etc. DAP is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to carry on its business as it is now being conducted and proposed to be conducted, and to own, operate and lease its properties and assets. DAP is duly qualified or licensed to do business in good standing in the jurisdictions set forth on
Schedule 2.1 attached hereto, those being every jurisdiction in which the conduct of DAP's business, the ownership or lease of its properties, the proposed conduct of its business or ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed and the failure to be so qualified or licensed would have a Material Adverse Effect (as defined in Section 12.3). DAP's articles of incorporation have not been amended or supplemented since September 5, 1990, and are in full force and effect as of the date hereof. True, complete and correct copies of DAP's articles of incorporation and by-laws, as presently in effect, are attached hereto as Exhibit 2.1.

         2.2 Subsidiaries. DAP has no Subsidiaries nor, except as set forth on Schedule 2.2 hereto, any investment or other interest in, or any outstanding loan or advance to or from, any Person, including any officer, director or shareholder.

         2.3 Capital Stock. As of the date of this Agreement, the authorized capital stock of DAP consists of (i) 2,000 shares of Class A Stock and (ii) 1,000 shares of Class B Stock. Prior to Closing, pursuant to Section
4.9 hereof, the DAP articles of incorporation will be amended to, among other things, provide that DAP is subject to Section 607 of the Florida Statutes (the Florida Business Corporation Act) and not Section 621 of the Florida Statutes (the Professional Service Corporation Act). The stock record book of DAP has been delivered to the Purchaser for inspection prior to the date hereof and is complete and correct, and all requisite Federal and State documentary stamps have been affixed thereon and canceled. Except as set forth in Schedule 2.3 hereto, the DAP Class A Shares and the DAP Class B Shares constitute all of the issued and outstanding shares of capital stock of DAP. No shares of preferred stock of DAP are authorized, issued or outstanding as of the date hereof, and no shares of preferred stock of DAP will be authorized, issued or outstanding as of the Closing Date.

         2.4 Corporate Record Books. The corporate minute books of DAP have been made available to the Purchaser, are complete and correct in all material respects and contain all of the material and formal proceedings of the shareholders and directors of DAP.

         2.5 Title to Stock. Except as set forth in Schedule 2.3 hereto, all of the outstanding shares of the capital stock of DAP are and immediately prior to the Closing will be owned by the Sellers (in the amounts and as set forth in Schedules 1.1 and 1.2 hereto), are duly authorized, validly issued and fully paid and nonassessable, and are free of all Liens (as defined in Section 12.3). Upon delivery of the Purchase Price to the Sellers at the Closing, (i) each Seller will convey, and the Purchaser will own and hold, good and marketable title to the DAP Shares immediately prior to the Closing owned by such Seller, free and clear of all Liens or contractual restrictions or limitations whatsoever, and (ii) except as set forth in Schedule 2.3 hereto, the Purchaser will own and hold good and marketable title to all of the issued and outstanding shares of capital stock of DAP. In addition, once the litigation in the case styled Derrick & Associates Pathology, P.A. v. Thomas J. Allred, M.D. pending in the Circuit Court of the Ninth Judicial Circuit in and for Orange County Florida (Case No. CI96-1884) (the "Allred Litigation") is resolved (whether by settlement or by final, non-appealable judgment), the Purchaser will own and hold good and marketable title to all of the issued and outstanding shares of capital stock of DAP.


         2.6 Options and Rights. Except as specifically provided in this Agreement, there are no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under which DAP is bound or obligated to issue any additional shares of its capital stock or rights to purchase shares of its capital stock. Except for the Stockholders' Agreement dated as of July 27, 1994, as amended, by and among DAP and the holders of Class A Stock (the "DAP Stockholders' Agreement") or as otherwise specifically provided in this Agreement, there are no agreements, arrangements or understandings between any Seller and/or DAP and any other Person (as defined in Section 12.3) regarding the capital stock of DAP (or the transfer, disposition, holding or voting thereof).

        2.7 Authorization, Etc. DAP has full power and authority and each of the Sellers has full capacity to enter into this Agreement and the agreements and documents contemplated hereby and perform their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors of DAP and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. Each of the Sellers is entering into this Agreement on such Seller's own volition, free from any undue influence or coercion. Upon execution and delivery of this Agreement by the parties hereto this Agreement and all other agreements contemplated hereby shall constitute the legal, valid and binding obligation of each of DAP and each Seller party hereto, enforceable against each such party in accordance with their respective terms.

         2.8 No Violation. The execution and delivery by DAP and the Sellers of this Agreement, and any and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by DAP and the Sellers do not and will not, except as set forth on
Schedule 2.8 attached hereto, (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon the capital stock or assets of DAP pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or Authority (as defined in Section 12.3) pursuant to, the articles of incorporation or by-laws of DAP or, to the knowledge of DAP and the Class A Shareholders, any Regulation (as defined in Section 12.3), Order (as defined in Section 12.3) or Contract (as defined in Section 12.3) to which DAP or any Seller is subject. DAP and the Sellers will comply with all applicable and material Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         2.9 Financial Statements. Attached as Exhibit 2.9 hereto are the following financial statements of DAP: (i) balance sheet (unaudited), statement of revenues and expenses (unaudited) and related notes and schedules thereto (unaudited) for the fiscal years ended December 31, 1995 and 1994 (the "1995 Financial Statements"), (ii) audited balance sheet, statement of revenues and expenses and related notes and schedules thereto for the six month period ended June 30, 1995, and (iii) balance sheet (unaudited), statement of revenues and expenses (unaudited) and related notes and schedules thereto (unaudited) for the month ended March 31, 1996 (collectively, together with the 1995 Financial Statements, the "Financial Statements"). The balance sheets (and the notes and schedules thereto) included in the Financial Statements fairly present the financial position of DAP in accordance with GAAP (as defined in Section 12.3) as at the respective dates thereof, and the statements of revenues and expenses (and the notes and schedules thereto) included in the Financial Statements (x) fairly present the results of operations for the periods therein referred to, all in accordance with GAAP (except as stated therein or in the notes or schedules thereto) applied on a consistent basis, and (y) fairly present the financial condition of DAP at the respective date of, and for the period covered by, such statements. DAP has no liability, whether accrued, absolute or contingent, of a type required to be reflected on a balance sheet or described in the notes thereto in accordance with GAAP, other than (i) liabilities which have been reflected or reserved against in the 1995 Financial Statements, (ii) liabilities incurred since December 31, 1995, (iii) liabilities covered by insurance or reinsurance (a complete and detailed description of which is provided in Schedule 2.9), and (iv) liabilities arising out of the matters (regarding certain negative pap smears) disclosed in item 2 of Schedule 2.15 hereof (to the extent any such liabilities are not covered by insurance).

         2.10 Employees. As of December 31, 1995 and as of the date hereof DAP had an aggregate of 122 and approximately 128 employees, respectively. To the knowledge of DAP and the Class A Shareholders, DAP has been for the past four years, and currently is, in compliance with all Federal, State and local Regulations and Orders affecting employment and employment practices of DAP (including those Regulations promulgated by the Equal Employment Opportunity Commission), including terms and conditions of employment and wages and hours.

         2.11 Absence of Certain Changes. Since December 31, 1995, there has not been (a) any Material Adverse Change (as defined in Section 12.3) in the business, prospects, financial condition, revenues, expenses or operations of DAP; (b) any decrease in the cash and cash equivalents of DAP from the amounts shown on the balance sheet included in the 1995 Financial Statements (except for any such decrease attributable to any Permitted Cash Payments (as defined in Section 12.3) hereof) made by DAP prior to Closing), (c) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect, with regard to DAP's properties and business; (d) any payment by DAP to, or any notice to or acknowledgment by DAP of any amount due or owing to, DAP's self-insured carrier in connection with any self-insured amounts or liabilities under health insurance covering employees of DAP, in each case, in excess of a reserve therefor on the balance sheet included in the 1995 Financial Statements; (e) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of DAP's capital stock, or any redemption or other acquisition of such capital stock by DAP (except for any Permitted Cash Payments (as defined in Section 12.3) hereof); (f) any increase (other than in the ordinary course of business) in the rate of compensation or in the benefits payable or to become payable by DAP to its directors, officers, employees or consultants; (g) any amendment, modification or termination of any existing, or entering into any new, contract, agreement, arrangement or plan relating to any salary, bonus, insurance, pension, health or other employee welfare or benefit plan for or with any directors, officers, employees or consultants of DAP; (h) any entry into any material Contract not in the ordinary course of business, including without limitation relating to any borrowing or capital expenditure; (i) any disposition by DAP of (x) any capital asset having a value in excess of $2,500 or (y) capital assets, in the aggregate, having a value in excess of $15,000; or (j) any change by DAP in accounting methods or principles.

         2.12    Contracts.

                 (a) Except as set forth in Schedule 2.12 hereto, DAP is neither a party to nor subject to any written or oral:

                          (i) pension, profit sharing, bonus, retirement, stock option, stock purchase or other plan providing for deferred or other compensation to employees or any other employee benefit plan (other than as set forth in Schedule
                 2.18 hereto), or any Contract with any labor union;

                          (ii) employment or consultation agreement, or other compensation Contract, commitment or arrangement, which is not terminable on notice of 30 days' or less by DAP without penalty or other financial obligation (and, except as set forth on Schedule 2.12, no officer or employee of DAP receives total salary, bonus and other compensation from DAP of $70,000 or more per annum).

                          (iii) Contract containing covenants or agreements limiting the freedom of DAP or any of its employees to compete in any line of business presently conducted by DAP with any Person or to compete in any such line of business in any area;

                          (iv)    Contract with any Seller or with any
                 affiliate or relative of any Seller (except for any Contract disclosed in Schedule 2.12 pursuant to clauses (ii) or (iii) of this Section 2.12(a);

                          (v) Contract relating to or providing for loans to officers, directors, employees or Affiliates (as such term is defined in Section 12.3 hereof);

                          (vi) Contract under which DAP has advanced or loaned, or is obligated to advance or loan, funds to any Person;

                          (vii)   Contract relating to the incurrence,
                 assumption or guarantee of any indebtedness, obligation or liability (in respect of money or funds borrowed), or otherwise pledging, granting a security interest in or placing a Lien on any asset of DAP;

                          (viii)  guarantee or endorsement of any obligation;

                          (ix) Contract under which DAP is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $10,000 or which are terminable within 30 days without penalty;

                          (x) Contract pursuant to which DAP is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by DAP;

                          (xi) assignment, license, indemnification or Contract with respect to any intangible property (including, without limitation, any Proprietary Rights);

                          (xii) warranty Contract with respect to its services rendered (or to be rendered) or its products sold or leased;

                          (xiii) Contract which prohibits, restricts or limits in any way the payment of dividends or distributions by DAP;

                          (xiv) Contract under which it has granted any Person any registration rights (including piggyback rights) with respect to any securities;

                          (xv) Contract for the purchase, acquisition or supply of inventory (other than in the ordinary course of business) and other property and assets, whether for resale or otherwise in excess of $10,000;

                          (xvi) Contracts with independent agents, brokers,
                 dealers or distributors;

                          (xvii) sales, commissions, advertising or marketing
                 Contracts;

                          (xviii) Contracts providing for "take or pay" or
                 similar unconditional purchase or payment obligations;

                          (xix) Contracts with Persons with which, directly or indirectly, any Seller also has a Contract;

                          (xx) Contract with a hospital, physician or other health care provider or Person pursuant to which the cost of providing health care services to the patients covered by such Contract is assumed in whole or in part by such provider; or

                          (xxi) any other Contract which is material to DAP's operations or business prospects, except those which (x) were made in the ordinary course of business, (y) are terminable on 30 days' or less notice by DAP without penalty or other financial obligation, and (z) in each case, involve aggregate payments by or to DAP of $10,000 or less.

                 (b) Except as set forth on Schedule 2.8 or consents required to be obtained by the Purchaser, no consent of any party to any Contract is required in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby.

                 (c) DAP has performed in all material respects all obligations required to be performed by it and is not in default in any material respect under or in material breach of nor in receipt of any claim of default or breach under any material Contract to which DAP is subject (including without limitation all performance bonds, warranty obligations or otherwise); no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of non-compliance under any material Contract to which DAP is subject (including without limitation all performance bonds, warranty obligations or otherwise); DAP does not have any present expectation or intention of not fully performing all such obligations; DAP does not have any knowledge of any breach or anticipated breach by the other parties to any such Contract to which it is a party.

         2.13 True and Complete Copies. Copies of all Contracts and documents delivered and to be delivered hereunder by the Sellers or DAP are and will be true and complete copies of such agreements, contracts and documents.

         2.14    Title and Related Matters.

                 (a) DAP has good and marketable title to all of the properties and assets reflected in the Financial Statements or acquired after the date thereof and for properties sold or otherwise disposed of since the date thereof in the ordinary course of business, free and clear of all Liens, except (i) statutory Liens not yet delinquent, (ii) such imperfections or irregularities of title, Liens, easements, charges or encumbrances as do not detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties; or do not detract from the value of such properties and assets, taken as a whole, or (iii) as reflected in the Financial Statements or the notes thereto (including the Lien as a result of the indebtedness under the Loan Agreement set forth on Schedule 2.12 hereto).

                 (b) DAP owns, and will on the Closing Date own, good and marketable title to all the personal property and assets, tangible or intangible, used in its business except as to those assets leased all of which leases are in good standing and no party is in default thereunder. None of the assets belonging to or held by DAP is or will be on the Closing Date subject to any (i) Contracts of sale or lease, or (ii) Liens. Except for normal breakdowns and servicing requirements, all machinery and equipment regularly used by DAP in the conduct of its business is in good operating condition and repair, ordinary wear and tear excepted.

                 (c) There has not been since December 31, 1995, and will not be prior to the Closing Date, any sale, lease, or any other disposition or distribution by DAP of any of its assets or properties and any other assets now or hereafter owned by it, except transactions in the ordinary and regular course of business or as otherwise consented to by the Purchaser. After the Closing, DAP, as the wholly-owned subsidiary of the Purchaser, will own, or have the unrestricted right to use, all properties and assets that are currently used in connection with the business of the Sellers.

                 (d) Schedule 2.14 attached hereto sets forth a description of all real property, fixed assets and personal property (with an individual value in excess of $1,000) owned or leased by DAP.

         2.15 Litigation. Schedule 2.15 attached hereto sets forth a description of the existing Claims (as defined in Section 12.3) and threatened litigation against DAP. There is no Claim pending or, to the best knowledge of each Seller and DAP, threatened against any of the Sellers or DAP which, if adversely determined, would have a Material Adverse Effect on DAP. Nor, to the knowledge of DAP or the Class A Shareholders, is there any Order outstanding against any of the Sellers or DAP having, or which, insofar as can reasonably be foreseen, in the future may have, a Material Adverse Effect on DAP.

         2.16    Tax Matters.

                 (a) DAP has filed all federal, state, and local tax reports, returns, information returns and other documents (collectively the " Tax Returns") required to be filed with any federal, state, local or other taxing authorities (each a "Taxing Authority" collectively the "Taxing Authorities") in respect of all relevant taxes, including without limitation income, premium, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, occupational and interest equalization, windfall profits, severance, and other charges (including interest and penalties) (collectively, the "Taxes") and in accordance with all tax sharing agreements to which the Sellers or DAP may be a party. All Taxes required or anticipated to be paid for all periods prior to and including the Closing Date have been paid or fully reserved against by DAP in accordance with GAAP including any of DAP's Taxes that may be due or claimed to be due as a result of the consummation of the transactions contemplated by this Agreement. All Taxes which are required to be withheld or collected by DAP have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws. There are no Liens for Taxes upon any property or assets of DAP except for liens for Taxes not yet due and payable. Neither the Sellers nor DAP has executed a waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return. The basis of any depreciable assets, and the methods used in determining allowable depreciation (including cost recovery), is correct and in compliance with the Internal Revenue Code of 1986, as amended and the regulations thereunder (the "Code").

                 (b) No audit of DAP or DAP's Tax Returns by any Taxing Authority is currently pending or threatened, and no issues have been raised by any Taxing Authority in connection with any Tax Returns. No material issues have been raised in any examination by any Taxing Authority with respect to DAP which reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are no unresolved issues or unpaid deficiencies relating to such examinations. The items relating to the business, properties or operations of DAP on the Tax Returns filed by or on behalf of DAP for all taxable years (including the supporting schedules filed therewith), available copies of which have been supplied to the Purchaser, state accurately the information requested with respect to DAP and such information was derived from the books and records of DAP.

                 (c) DAP has not made nor has become obligated to make, nor will as a result of any event connected with the Closing become obligated to make, any "excess parachute payment" as defined in
         Section 280G of the Code (without regard to subsection (b)(4) thereof).

                 (d) The Sellers shall cause DAP to file all Tax Returns and reports with respect to Taxes which are required to be filed for Tax periods ending on or before the Closing Date (a "Pre-Closing Tax Return"), and DAP shall pay all Taxes due in respect of such Pre-closing Tax Returns to the appropriate Taxing Authority.

         2.17 Compliance with Material Laws and Regulations. DAP is presently complying in respect of its operations, equipment, practices, real property, plants, laboratories, structures, and other property, and all other aspects of its business and operations, with all applicable Regulations and Orders, including, but not limited to, Health Care Laws (as defined in Section 12.3), all Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety where such failure or failures would individually or in the aggregate have a Material Adverse Effect. There are no Claims pending, nor to the best knowledge of DAP are there any Claims threatened, nor have the Sellers received any written notice, regarding any violations of any Regulations and Orders enforced by any Authority claiming jurisdiction over DAP, including any requirement of OSHA or any pollution and environmental control agency (including air and water).

                 (a) Schedule 2.17(a) attached hereto sets forth all permits, licenses, provider numbers, orders, franchises and approvals (collectively, " Permits") from all Federal, state, local and foreign governmental regulatory bodies held by DAP. The Permits listed on
         Schedule 2.17(a) are the only Permits that are required for DAP to conduct its business as presently conducted, except for those the absence of which would not have any Material Adverse Effect on the assets, financial condition, results of operations or future prospects of DAP. Each such Permit is in full force and effect and, to the best of the knowledge of DAP, no suspension or cancellation of any such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

                 (b) DAP has licenses to provide health care services in the jurisdictions set forth in Schedule 2.17(b) hereto, which such licenses are all those necessary to conduct the business of DAP in the jurisdictions in which DAP presently operates. Schedule 2.17(b) also sets forth a true and complete description of the status of each such license. Except as set forth on Schedule 2.17(b), neither the Sellers nor DAP is aware of any event, transaction, correspondence or circumstance which would have, or could foreseeably have, a Material Adverse Effect on one or more of such licenses.

         2.18    ERISA and Related Matters.

                 (a) Benefit Plans; Obligations to Employees. Except as set forth in Schedule 2.18 hereto, neither DAP, nor any ERISA Affiliate of DAP, is a party to or participates in or has any liability or contingent liability with respect to:

                          (i) any "employee welfare benefit plan" or "employee pension benefit plan" or "multi- employer plan" (as those terms are respectively defined in Sections 3(1), 3(2) and 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"));

                          (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA); or

                          (iii) any employment agreement not terminable on 30 days' or less written notice, without further liability.

                 Any plan, arrangement or agreement required to be listed on
         Schedule 2.18 for which DAP or any ERISA Affiliate of DAP may have any liability or contingent liability is sometimes hereinafter referred to as a "Benefit Plan". For purposes of this Section, the term "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with DAP would be deemed a "single employer" within the meaning of Section 4001(b)(i) of ERISA.

                 (b) Plan Documents and Reports. A true and correct copy of each of the Benefit Plans listed on Schedule 2.18, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements, each as in effect on the date hereof, has been supplied to the Purchaser. In the case of any Benefit Plan that is not in written form, the Purchaser has been supplied with an accurate description of such Benefit Plan as in effect on the date hereof. A true and correct copy of the three most recent annual reports and accompanying schedules, the three most recent actuarial reports, and the most recent summary plan description and Internal Revenue Service determination letter with respect to each such Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect to any funded Benefit Plan has been supplied to the Purchaser by DAP, and there have been no material changes in the financial condition in the respective Plans from that stated in the annual reports and actuarial reports supplied.

                 (c) Compliance with Laws; Liabilities. As to all Benefit Plans, except as otherwise specified on Schedule 2.18, DAP is in compliance in all material respects with the terms of all Benefit plans and every Benefit Plan is in material compliance with all of the requirements and provisions of ERISA and all other laws and regulations applicable thereto, including without limitation the timely filing of all annual reports or other filings required with respect to such Benefit Plans. None of the assets of any Benefit Plan are invested in employer securities or employer real property, as those terms are defined in Section 407(d) of ERISA. There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan and neither DAP nor any ERISA Affiliate of DAP has otherwise engaged in any prohibited transaction. There has been no "accumulated funding deficiency" as defined in Section 302 of ERISA, nor has any reportable event as defined in Section 4043(b) of ERISA occurred with respect to any Benefit Plan. Actuarially adequate accruals for all obligations or contingent obligations under the Benefit Plans are reflected in DAP's Financial Statements provided to the Purchaser and such obligations include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices for the plan years which include the closing date.

         2.19    Intellectual Property.

                 (a) DAP has no trade name, service mark, patent, copyright or trademark related to its business. There are no Claims pending, or to the best knowledge of the Sellers, threatened, against DAP or the Sellers that its use of any of its Proprietary Rights (as defined in Section 12.3 herein) infringes the rights of any Person. The Sellers have no knowledge of any conflicting use of any of such Proprietary Rights.

                 (b) Except as set forth on Schedule 2.19 hereto, DAP is not a party in any capacity to any franchise, license or royalty agreement respecting any Proprietary Right and there is no conflict with the rights of others in respect to any Proprietary Right now used in the conduct of its business.

                (c) Internal Software Applications. The current software applications used by DAP in the operation of its business are as set forth and described on Schedule 2.19 hereto (the "Software"). To the knowledge of DAP and the Class A Shareholders, no part of any such Software is an imitation or copy of, or infringes upon, the software of any other Person or violates or infringes upon any common law or statutory rights of any other Person, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secrets, and rights of privacy or publicity. DAP has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered the Software. The Software, to the extent it is licensed from any third party licensor or constitutes "off-the-shelf" software, is, to the knowledge of DAP and the Class A Shareholders, held by DAP legitimately and is fully transferable to the Purchaser without any third party consent. To the knowledge of DAP and the Class A Shareholders, all of DAP's computer hardware has legitimately-licensed software installed therein. To the knowledge of DAP and the Class A Shareholders, the Software is free from any significant software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the specifications thereof, and, with respect to owned Software, the applications can be recreated from their associated source code.

         2.20    Environmental Matters.  Except as disclosed in Schedule 2.20:
(a) neither DAP's business nor the operation thereof violates any applicable Environmental Law (as defined in Section 12.3) in effect as of the date hereof and, to the knowledge of DAP and the Class A Shareholders, no condition or occurrence (any accident, happening or event which occurs or has occurred at any time prior to the Closing Date, which results in or could result in a claim against DAP or the Purchaser or creates or could create a liability or loss for DAP or the Purchaser) which, with notice or the passage of time or both, would constitute a violation of any Environmental Law; (b) to the knowledge of DAP and the Class A Shareholders, (i) DAP is in possession of all Environmental Permits (as defined in Section 12.3) required under any applicable Environmental Law for the conduct or operation of DAP's business (or any part thereof), and (ii) DAP is in full compliance with all of the requirements and limitations included in such Environmental Permits; (c) DAP has not stored or used any pollutants, contaminants or hazardous or toxic wastes, substances or materials on or at any of its property or facilities except for inventories of chemicals which are used or to be used in the ordinary course of DAP's business (which inventories have been sorted or used in accordance with all applicable Environmental Permits and all Environmental Laws, including all so-called "Right to Know" laws); (d) DAP has not received any notice from any Authority or any private Person that DAP's business or the operation of any of its facilities is in violation of any Environmental Law or any Environmental Permit or that it is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any of DAP's property, or at, on or beneath any land adjacent thereto or in connection with any waste or contamination site; (e) to the knowledge of DAP and the Class A

Shareholders, DAP is not the subject of any Federal, state, local, or private Claim involving a demand for damages or other potential liability with respect to a violation of Environmental Laws or under any common law theories relating to operations or the condition of any facilities or property (including underlying groundwater) owned, leased, or operated by DAP; (f) DAP has not buried, dumped, disposed, spilled or released any pollutants, contaminants or hazardous or wastes, substances or materials on, beneath or adjacent to any of its property or any property adjacent thereto; (g) no by- products of any manufacturing or mining process employed in the operation of DAP's business which may constitute pollutants, contaminants or hazardous or toxic wastes, substances or materials under any Environmental Law are currently stored or otherwise located on any of DAP's property; (h) to the knowledge of DAP and the Class A Shareholders, no property now or previously owned, leased or operated by DAP, is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any other federal or state list of sites requiring investigation or clean-up; (i) to the knowledge of DAP and the Class A Shareholders, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, leased or operated by DAP; (j) DAP has not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any federal or state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material Claims against DAP for any remedial work, damage to natural resources or personal injury, including claims under CERCLA; and (k) to the knowledge of DAP and the Class A Shareholders, there are no polychlorinated biphenyls, radioactive materials or friable asbestos present at any property now or previously owned or leased by DAP. DAP has timely filed all reports required to be filed with respect to all of its property and facilities and has generated and maintained all required data, documentation and records under all applicable Environmental Laws.

         2.21 Dealings with Affiliates. Schedule 2.21 hereto sets forth a complete list, including the parties, of all oral or written agreements and arrangements to which DAP is, will be or has been a party, at any time from January 1, 1990 to the Closing Date, and to which any one or more Affiliates is also a party.

         2.22 Banking Arrangements. Schedule 2.22 attached hereto sets forth the name of each bank in or with which DAP has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all Persons currently authorized to draw thereon or having access thereto. DAP has no liability or obligation relating to funds or money borrowed by or loaned to DAP (whether under any credit facility, line of credit, loan, indenture, advance, pledge or otherwise).

         2.23 Insurance. (a) Schedule 2.23 attached hereto sets forth a list and brief description, including dollar amounts of coverage, of all policies of fire, liability, professional liability and other forms of insurance held by DAP as of the date hereof. Such policies are valid, outstanding and enforceable policies, as to which premiums have been paid currently. Neither DAP nor the Class A Shareholders know of any state of facts, or of the occurrence of any event which might reasonably (a) form the basis for any claim against DAP not fully covered by insurance for liability on account of any express or implied warranty or tortious omission or commission, or (b) result in material increase in insurance premiums of DAP.

                 (b) Self Insurance. DAP self-insures certain amounts in connection with the health insurance DAP makes available to the employees of DAP. At and as of the Closing, DAP shall have no obligation or liability with respect to any amounts due or owing to DAP's self-insured carrier in connection with health insurance covering employees of DAP, other than such amounts as are expressly reserved on the balance sheet of DAP included in the 1995 Financial Statements.

         2.24 Consents. Schedule 2.24 annexed hereto sets forth a complete list of consents of governmental and other regulatory agencies or authorities, foreign or domestic, required to be received by or on the part of DAP and the Sellers to enable DAP or the Sellers to enter into and carry out this Agreement in all material respects. All such requisite consents have been, or prior to the Closing will have been, obtained.

         2.25    Investment Representations.

                 (a) Each Seller has been offered, and up to the Closing Date shall be offered, the opportunity to ask questions of, and receive answers from, AmeriPath and its Subsidiaries, and the Sellers have been given full and complete access to all available information and data relating to the business and assets of AmeriPath and its Subsidiaries, have obtained such additional information about AmeriPath and its Subsidiaries which the Sellers have deemed necessary in order to evaluate the opportunities, both financial and otherwise, with respect to AmeriPath and, except as set forth herein, have not relied on any representation, warranty or other statement concerning the Purchaser and its Subsidiaries in their evaluation of the decision to consummate the transactions contemplated herein. On the basis of the foregoing, each Seller is familiar with the operations, business plans and financial condition of AmeriPath.

                 (b) Each Seller understands that she or he must bear the economic risk of the purchase of the AmeriPath Stock for an indefinite period of time because, except as provided in this Agreement, (i) each Seller understands that AmeriPath proposes to issue and deliver the shares of AmeriPath Stock issuable in exchange for the DAP Shares without compliance with the registration requirements of the Securities Act of 1933, as amended (the " Securities Act"), that for such purpose AmeriPath will rely upon the representations, warranties, covenants and agreements contained herein; and that such noncompliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements are performed; (ii) each Seller understands that, under existing rules of the Securities and Exchange Commission (the "SEC"), there are substantial restrictions in the transferability of his shares of AmeriPath Stock; his shares of AmeriPath Stock may be transferred only if registered under the Securities Act or if an exemption from such registration is available; Sellers may not be able to avail themselves of the provisions of Rule 144 promulgated by the SEC under the Securities Act with respect to the transfer of such shares; (iii) the AmeriPath Stock may not be sold, transferred, pledged, or otherwise disposed of without the consent of AmeriPath and an opinion of counsel for or satisfactory to AmeriPath that registration under the Securities Act or any applicable state securities laws is not required; and (iv) AmeriPath neither has an obligation to register a sale of the AmeriPath Stock held by any Seller nor has it agreed to do so in the future.

                 (c) Each Seller is a sophisticated investor familiar with the type of risks inherent in the acquisition of securities such as the shares of AmeriPath Stock and such Seller's financial position is such that such Seller can afford to retain his shares of AmeriPath Stock for an indefinite period of time without realizing any direct or indirect cash return on such Seller's investment.

                 (d) Each Seller received this Agreement and first learned of the transactions contemplated hereby in Florida. Each Seller executed and will execute all documents contemplated hereby in Florida, and intends that the laws of Florida govern this transaction. Each Seller is a resident of Florida.

                 (e) Each Seller understands, agrees and acknowledges that the AmeriPath Stock has not been registered under the Florida Securities Act in reliance upon exemption provisions contained therein which AmeriPath believes are available. Any sale made pursuant to such exemption provisions is voidable by the purchaser within three business days after the first tender of consideration is made by the purchaser to the issuer, an agent of the issuer or an escrow agent. A withdrawal within such three-day period will be without any further liability to any Person (except that the Purchase Price attributable to such withdrawal must be returned to the Purchaser). To accomplish this withdrawal, a purchaser need only send a letter or telegram to AmeriPath at the address set forth herein, indicating his or her intention to withdraw. Such letter or telegram should be sent and postmarked prior to the end of the aforementioned third business day. It is advisable to send such letter by certified mail, return receipt requested, to ensure that it is received and also to evidence the date it was mailed. If the request is made orally, in person or by telephone, to a representative of AmeriPath, a written confirmation that the request has been received should be requested.

                 (f) Each Seller is acquiring his shares of AmeriPath Stock for such Seller's own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.

                 (g) Each Seller understands that the certificates evidencing his shares of AmeriPath Stock will bear appropriate restrictive legends.

         2.26 Accounts Receivable; Inventories. The accounts receivable of DAP reflected in the Financial Statements and such additional accounts receivable as are reflected on the books of DAP on the date hereof are good and collectible except to the extent reserved against thereon (which reserves have been determined based upon actual prior experience and are consistent with prior practices). All such accounts receivable (except to the extent so reserved against) are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and are not subject to defenses, set-offs or counterclaims. The inventories reflected on the balance sheets included in the Financial Statements, and the inventories held by DAP on the date hereof, (i) do not include any items which are not usable or saleable in the ordinary course of business of DAP, and (ii) have been reflected on such balance sheets at the lower of cost or market value (taking into account the usability or salability thereof), in accordance with GAAP. All such inventories are owned free and clear and are not subject to any Lien (other than the Lien as a result of the indebtedness under the Loan Agreement set forth on Schedule 2.12 hereto), except to the extent reserved against or reflected in the Financial Statements. Since the date of the Financial Statements, inventories of raw materials and supplies have been purchased by DAP in the ordinary course of business, consistent with anticipated seasonal requirements, and the volumes of purchases thereof and orders therefor have not been reduced or otherwise changed in anticipation of the transactions contemplated by this Agreement. DAP is not aware of any material adverse conditions affecting the supply of materials available to DAP, and, to the best knowledge of DAP, the consummation of the transactions contemplated hereby will not adversely affect any such supply.

         2.27 Brokerage. Neither DAP nor any Seller has employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from DAP or any Seller, or from the Purchaser or its Affiliates, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; provided, however, that the Sellers collectively have engaged Raymond James & Associates, Inc. ("RJ&A"), to act as broker and financial consultant in connection with the transactions contemplated by this Agreement and, in the event the transactions contemplated by this Agreement are consummated, RJ&A shall be entitled to a specified fee (the "Broker's Fee") to be paid by the Sellers. The complete text of the agreement between the Sellers and RJ&A providing for the Broker's Fee is attached hereto as Exhibit 2.27.

         2.28    Improper and Other Payments.  Except as set forth on Schedule
2.28 hereto, (a) neither DAP, any director, officer, employee thereof, nor, to DAP's knowledge, any agent or representative of DAP nor any Person acting on behalf of any of them, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person or Authority, (b) no contributions have been made, directly or indirectly, to a domestic or foreign political party or candidate, (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made, and (d) the internal accounting controls of DAP are believed by DAP's management to be adequate to detect any of the foregoing under current circumstances.

         2.29 Fraud and Abuse. To the knowledge of the Class A Shareholders and DAP, DAP and its officers, directors, employees, shareholders and providers, have not engaged in any activities which are prohibited under federal Medicaid statues, 42 U.S.C. Section 1320a-7a and

7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct or which otherwise could constitute fraud, including but not limited to the following: (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; and (iv) soliciting, paying or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicaid; subject, in the case of (iv) to the lack of clarity in the law relating to the marketing of Medicare risk products by brokers.

         2.30 Third-Party Payors. All Contracts with third-party payors were entered into by DAP in the ordinary course of business. DAP will have made available to the Purchaser, as of the Closing Date, an accurate and complete list of all third-party payors which have agreements with DAP (as set forth on Schedule 2.30), together with accurate and complete copies of all such Contracts. Except as set forth on Schedule 2.30, DAP is in compliance in all material respects with each third-party payor's Contract, and has properly charged and billed in accordance with the terms of those Contracts, including, where applicable, billing and collection of all deductibles and co-payments.

         2.31 Compliance with Medicare and Medicaid Programs. DAP has timely and accurately filed all requisite claims and other reports required to be filed in connection with all state and federal Medicare and Medicaid programs in which DAP participates due on or before the Closing Date except to the extent that the failure to file such claims and reports would not result in a Material Adverse Effect on DAP. There are no Claims pending or, to DAP's knowledge, threatened or scheduled before any Authority, including without limitation, any intermediary, carrier, the Administrator of the Health Care Financing Administration, the Florida Department of Health and Rehabilitative Services, the Agency for Health Care Administration or any other state or federal agency with respect to any Medicare and Medicaid claim filed by DAP on or before the Closing Date, or program compliance matters, which would have a Material Adverse Effect on DAP, or its assets, the operations or utility thereof, or the consummation of the transactions contemplated hereby. Except for routinely scheduled reviews pursuant to DAP's Medicare and Medicaid Contracts, no valid review or program integrity review related to DAP has been conducted by any Authority in connection with the Medicare or Medicaid programs and no such review is scheduled, or to DAP's knowledge, pending or threatened against or affecting DAP, its business, assets, or the consummation of the transactions contemplated hereby.

         2.32 Rate Limitations and Rates. Each facility currently operated by DAP charges rates and accordingly bills for services which are legal and proper, and DAP's standard and Medicare rates are set forth on
Schedule 2.32. Certain reimbursement rates established by third-party payors are subject to retrospective adjustment in the ordinary course of business.

         2.33 Participation in Audits. DAP has not been informed of any Recoupment Claims (as hereinafter defined) arising in connection with audits or reviews conducted by Medicaid, Medicare or private insurance companies. To the best of the knowledge of DAP and the Sellers there is no basis for any Recoupment Claims based upon cost reports, claims or bills submitted or to be submitted in connection with services rendered by DAP. For purposes of this
Section 2.33 the term "Recoupment Claim" shall mean any recoupment or overpayment, set-off, penalty or fine, pending or to the knowledge of DAP and the Sellers threatened by any third-party payor or governmental authority having jurisdiction over DAP for amounts arising from or related to payments to DAP for services rendered prior to the Closing.

         2.34 Reimbursement Documentation. To the knowledge of the Class A Shareholders and DAP, DAP has filed when due any and all cost reports and other documentation and reports, if any, required to be filed by third-party payors and governmental agencies in compliance with applicable contractual provisions and/or laws, regulations and rules.

         2.35 Patient Referrals. No Person having a "financial relationship" with DAP, as that term is defined in 42 U.S.C. Section 1395nn, is in a position, directly or indirectly, to refer patients or services to DAP, or any such referral complies with the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto.

         2.36    Financial Condition at Closing.  As of March 31, 1996, DAP had
(i) cash and cash equivalents of $1,400,015, (ii) current liabilities of $2,540,127, (iii) net working capital of $3,334,843, and (iv) book value of $5,288,476 (all calculated and fairly presented in accordance with GAAP, except for adjustments relating to income taxes and unbilled revenues, applied on a consistent basis). At and as of Closing, DAP shall have (a) cash and cash equivalents of not less than $1,310,000 (except to the extent such amount is reduced by any Permitted Cash Payments (as defined in Section 12.3) made by DAP prior to Closing), (b) net working capital of not less than $2,700,000, and (c) book value of not less than $3,600,000 (all calculated and fairly presented in accordance with GAAP, applied on a consistent basis).

         2.37 Disclosure. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Purchaser by or on behalf of the Sellers or DAP with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Sellers as follows:

         3.1 Corporate Organization, etc. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Purchaser is duly qualified or licensed to do business in good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, the proposed conduct of its business or ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed and the failure to be so qualified or licensed would have a material adverse effect on its business.

         3.2 Subsidiaries. Other than the wholly-owned subsidiaries of the Purchaser listed in Schedule 3.2 hereto, the Purchaser has no Subsidiaries.

         3.3 Authorization, Etc. The Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of the Purchaser has duly authorized the execution, delivery and performance of this Agreement, the Contingent Notes and the other agreements and transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. Upon execution and delivery of this Agreement by the parties hereto, this Agreement shall, and upon issuance of the Contingent Notes in accordance with the provisions hereof the Contingent Notes shall, constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

         3.4 No Violation. The execution, delivery and performance by the Purchaser of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) result in a violation of, or (c) require any authorization, consent, approval, exemption or other action by or notice to any Authority pursuant to, the certificate of incorporation or by-laws of the Purchaser, or any Regulation to which the Purchaser is subject, or any Contract or Order to which the Purchaser or its properties are subject. The Purchaser will comply with all applicable Regulations and Orders in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         3.5 Governmental Authorities. The Purchaser has complied in all material respects with all applicable Regulations in connection with its execution, delivery and performance of this Agreement and the agreements and transactions contemplated hereby. Except for the filings required pursuant to Section 6.9 hereof, the Purchaser is not required to submit any notice, report, or other filing with any governmental authority in connection with its execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. No authorization, consent, approval, exemption or notice is required to be obtained by the Purchaser in connection with the execution, delivery, and performance of this Agreement and the agreements and transactions contemplated hereby.

         3.6 Issuance of AmeriPath Stock. The shares of AmeriPath Stock to be issued to the Sellers, as contemplated by this Agreement, have been duly and validly authorized and, when so issued and delivered, will be duly and validly issued, fully paid and non-assessable.

         3.7 Financial Statements. Attached as Exhibit 3.7 hereto are the following financial statements of AmeriPath: audited balance sheet and income statement, and related notes and schedules thereto, for the fiscal years ended December 31, 1995 and 1994 (the "Audited Financial Statements"), and (ii) consolidated balance sheet (unaudited) and consolidated income statement (unaudited), for the three month period ended March 31, 1996 (collectively, together with the Audited Financial Statements, the "AmeriPath Financial Statements"). The balance sheets included in the AmeriPath Financial Statements fairly present the financial position of AmeriPath in accordance with GAAP, as at the respective dates thereof, and the income statements included in the Financial Statements (x) fairly present the results of operations for the periods therein referred to, all in accordance with GAAP applied on a consistent basis, and (y) fairly present the financial condition of AmeriPath as of the respective dates and for the periods covered by, such statements. As used in this Section 3.7 and the following Section 3.8, "AmeriPath" means and refers to the predecessor business and operations of AmeriPath, before AmeriPath and its subsidiaries were reorganized into a holding company structure (which took place effective February 29, 1996).

         3.8 Absence of Certain Changes. Since December 31, 1995, there has not been (a) any Material Adverse Change (as defined in Section 12.3) in the business, prospects, financial condition, revenues, expenses or operations of AmeriPath, or its Subsidiaries; (b) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of AmeriPath's capital stock, or any redemption or other acquisition of such capital stock by AmeriPath; or (c) any change by AmeriPath in accounting methods or principles.

         3.9 Compliance with Material Laws and Regulations. AmeriPath is presently complying in respect of its operations, equipment, practices, real property, plants, laboratories, structures, and other property, and all other aspects of its business and operations, with all applicable Regulations and Orders, including, but not limited to, Health Care Laws (as defined in Section 12.3), all Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety where such failure or failures would individually or in the aggregate have a Material Adverse Effect. There are no Claims pending, nor to the best knowledge of AmeriPath are there any Claims threatened, nor has the Company received any written notice, regarding any violations of any Regulations and Orders enforced by any Authority claiming jurisdiction over AmeriPath, including any requirement of OSHA or any pollution and environmental control agency (including air and water). AmeriPath has licenses to provide health care services in each jurisdiction in which it currently operates.

         3.10 Brokerage. AmeriPath has not employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from AmeriPath, or from DAP or any Seller, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.


                                   ARTICLE IV

                 COVENANTS OF DAP AND THE CLASS A SHAREHOLDERS

         From the date hereof until the Closing, except as otherwise consented to or approved by the Purchaser in writing, DAP covenants and agrees that it shall act, and each Class A Shareholder shall cause DAP so to act or refrain from acting where required hereinafter, to comply with the following:

         4.1 Regular Course of Business. DAP shall operate its business diligently and in good faith and in the ordinary and usual course, consistent with past management practices; shall maintain all of its respective properties in good order and condition (normal wear and tear excepted), shall maintain (except for expiration due to lapse of time) all leases and Contracts in effect without change except as expressly provided herein; shall comply with the provisions of all Regulations and Orders known to DAP or the Class A Shareholders and applicable to DAP and the conduct of its respective business; shall not cancel, release, waive or compromise any debt, Claim or right in its favor; shall not alter the rate or basis of compensation of any of its officers, directors, employees or consultants; shall maintain insurance and reinsurance coverage as in effect on the date hereof up to the Closing Date; shall preserve the business of DAP intact, and use its best efforts to keep available for DAP and the Purchaser the services of the officers and employees of DAP, and to preserve the good will of clients, patients, suppliers and others having business relations with DAP; and shall pay all valid Claims and accrue reserves on its financial statements in DAP's customary fashion and in accordance with industry practice. DAP shall not transfer, assign, sell or dispose of any assets other than in the ordinary course of business, in an arms-length transaction at fair market value.

         4.2 Amendments. Except as provided in Section 4.9 hereof, no change or amendment shall be made in the articles of incorporation or by-laws of DAP. DAP shall not merge with or into or consolidate with any other corporation or Person, acquire substantially all of the assets of any Person or change the character of its business.

         4.3 Capital Changes; Pledges. Except as contemplated under this Agreement, DAP shall not issue or sell any shares of its capital stock of any class or issue or sell any securities convertible into, or options, warrants to purchase or rights to subscribe to, any shares of its capital stock and DAP shall not pledge or otherwise encumber any shares of its capital stock.

         4.4 Dividends; Redemptions. So long as DAP is in full compliance with the representations and warranties set forth in Section 2.36 hereof, DAP shall be permitted, prior to the Closing, to declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock. Except for the Permitted Cash Payments (as defined in Section 12.3 hereof), DAP shall not, directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock.

         4.5 Capital and Other Expenditures. DAP shall not make any capital expenditures in excess of $10,000 in the aggregate, or commitments with respect thereto.

         4.6 Cash and Cash Equivalents. So long as DAP is in full compliance with the representations and warranties set forth in Section 2.36 hereof, DAP shall be permitted, prior to the Closing, to expend cash and cash equivalents as it deems necessary or prudent, in its sole and absolute discretion.

         4.7 Borrowing. DAP shall not incur, assume or guarantee any indebtedness, obligations or liabilities not reflected on the Financial Statements except in the ordinary course of business or for purposes of consummation of the transactions contemplated by this Agreement and in any case only after consultation with the Purchaser.

         4.8 Other Commitments. Except as set forth in this Agreement, incurred or transacted in the ordinary course of business, or permitted in writing by the Purchaser, DAP shall not enter into any transaction or make any commitment or incur any obligation (including entering into any real property leases).

         4.9 Amendments to Charter. Prior to the Closing, the Class A Shareholders shall cause DAP's articles of incorporation to be amended, among other things, to (i) change the company's name (by dropping the "P.A." designation and adding "Inc."); (ii) provide that the company is subject to
Section 607 of the Florida Statutes (the Florida Business Corporation Act), and not Section 621 of the Florida Statutes (the Professional Service Corporation
Act), and delete any inconsistent references, and (iii) provide that the company may operate for any lawful purpose, and to allow Persons other than those licensed to practice pathology in the State of Florida to own shares of DAP's capital stock. All of such amendments (together, the "DAP Charter Amendments") shall be in form and substance satisfactory to AmeriPath.

         4.10 Interim Financial Information. DAP shall supply the Purchaser with internally prepared, unaudited financial statements (including, without limitation, balance sheets and statements of revenues and expenses) and information for each calendar month, promptly following the conclusion of such month, and as DAP may otherwise reasonably request.

         4.11    Full Access and Disclosure.

                 (a) DAP shall afford to the Purchaser and its counsel, accountants and other authorized representatives reasonable access during business hours to DAP's facilities, properties, books and records in order that the Purchaser may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of DAP; and the Sellers shall cause DAP's officers, employees and auditors to furnish such additional financial and operating data and other information as the Purchaser shall from time to time reasonably request including, without limitation, any internal control recommendations applicable to DAP made by DAP's independent auditors in connection with any examination of DAP's Financial Statements and books and records.

                 (b) From time to time prior to the Closing Date, DAP shall promptly supplement or amend information previously delivered to the Purchaser with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth herein or disclosed.

                 (c) In connection with any "due diligence" examination performed by the Purchaser with respect to the business of DAP, the Sellers shall fully cooperate and the results of such "due diligence" examination shall be satisfactory to the Purchaser.

         4.12 Confidentiality. Each Seller and DAP shall, and shall cause its principals, officers and other personnel and authorized representatives to, hold in confidence, and not disclose to any other party without the Purchaser's prior consent, all written and oral information furnished or disclosed by or received from the Purchaser or its officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein.

         4.13 Breach of Agreement. Neither any Seller nor DAP shall take any action which, if taken on or prior to the Closing Date, would constitute a breach of this Agreement.

         4.14 Fulfillment of Conditions Precedent. DAP and the Sellers shall use their best efforts to obtain at their expense, on or prior to the Closing Date, all such waivers, Permits, consents, approvals or other authorizations from third parties and Authorities, and to do all things as may be necessary or desirable in connection with the transactions contemplated by this Agreement in order to fully and expeditiously consummate the transactions contemplated by this Agreement.

         4.15 Purchase Price as Consideration for 100% Ownership. Each of the Class A Shareholders expressly understands and agrees that the purchase price consideration which the Purchaser has agreed to pay, and will pay at Closing, pursuant to Section 1.1(b) and Section 1.2(b) hereof is in consideration of, among other things, the purchase of 100% of the issued and outstanding shares of capital stock of DAP and that, in the event for any reason the Purchaser (or AmeriPath Florida), following the Closing, incurs any damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any effort to ensure or perfect its ownership of 100% of the issued and outstanding shares of capital stock of DAP (hereinafter, a "100% Ownership Expense"), then any and all such 100% Ownership Expenses shall be the sole obligation and responsibility of the Class A Shareholders (and not of the Purchaser or its Affiliates). The 100% Ownership Expenses shall include, without limitation, (i) any amount required to be paid to Thomas J. Allred, M.D. to repurchase shares of Class A Stock or otherwise to settle the Allred Litigation, to the extent (and solely to the extent) such amount exceeds $214,163 (i.e., the amount reserved for such payment on DAP's balance sheet), and (ii) any fees, costs and expenses (including the fees and expenses of counsel) incurred in connection with such repurchase, such settlement or otherwise in connection with the Allred Litigation.

                                   ARTICLE V

                           COVENANTS OF THE PURCHASER

         The Purchaser hereby covenants and agrees with DAP and the Sellers that, prior to the Closing or termination of this Agreement:

         5.1 Confidentiality. The Purchaser shall, and shall cause its principals, officers and other personnel and authorized representatives to, hold in confidence, and not disclose to any other party without the Sellers's prior consent, all information received by it from the Sellers or DAP's officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein.

         5.2     Full Access and Disclosure.

                 (a) The Purchaser shall afford to DAP and each Seller, and their counsel, accountants and other authorized representatives reasonable access during business hours to the Purchaser's facilities, properties, books and records in order that the Sellers may have full opportunity to make such reasonable investigations as they shall desire to make of the affairs of the Purchaser; and the Purchaser shall cause its officers, employees and auditors to furnish such additional financial and operating data and other information as the Sellers shall from time to time reasonably request including, without limitation, any internal control recommendations applicable to the Purchaser made by the Purchaser's independent auditors in connection with any examination of the Purchaser's financial statements and books and records.

                 (b) From time to time prior to the Closing Date, the Purchaser shall promptly supplement or amend information previously delivered to DAP and/or the Sellers with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth herein or disclosed.

                 (c) In connection with any "due diligence" examination performed by DAP or the Sellers with respect to the business of the Purchaser, the Purchaser shall fully cooperate and the results of such "due diligence" examination shall be satisfactory to the DAP and the Sellers. For purposes of this Section 5.2, "Purchaser" shall mean and include AmeriPath and its Subsidiaries.

                                   ARTICLE VI

                                OTHER AGREEMENTS

         The parties hereto further agree, on or before the Closing Date, as follows:

         6.1 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations to consummate and make effective the transactions contemplated by this Agreement. In furtherance and not in limitation of the preceding sentence, the parties hereto shall use their best efforts to cause the Closing to take place on or before June 28, 1996. If at any time after the Closing Date the Purchaser shall reasonably consider or be advised that any further deeds, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Purchaser (or DAP, as appropriate), the title to any property or rights of Sellers acquired or to be acquired by reason of, or as a result of, the acquisition, the Sellers agree that the Sellers shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in DAP and otherwise to carry out the purpose of this Agreement.

         6.2 Agreement to Defend. In the event any action, suit, proceeding or investigation of the nature specified in Sections 7.6 or 8.4 is commenced, whether before or after the Closing Date, all the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

         6.3 Consents. Without limiting the generality of Section 6.1, each of the parties hereto shall use their best efforts to obtain all permits, authorizations, consents and approvals of all Persons and governmental authorities necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing Date.

         6.4 No Solicitation or Negotiation. Unless and until this Agreement is terminated, neither the Sellers nor DAP through its directors, officers, employees, representatives, agents, advisors, accountants and attorneys shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any Person with respect to, or have any discussions with any Persons relating to, any acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, DAP, or otherwise facilitate any effort or attempt to do or seek any of the foregoing, and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Should DAP or any Seller be contacted with respect to any offer, inquiry or proposal, DAP and the Sellers shall immediately advise the Purchaser in writing of the name, address and phone number of the contact and the nature of the inquiry.

         6.5 Stock Options. Upon the Closing, AmeriPath shall grant non-statutory options (the "Options") to purchase an aggregate of 60,000 shares of AmeriPath Stock to the persons set forth on Schedule 6.5 attached hereto (the "Optionees") (with the number of shares of AmeriPath Stock which each Optionee is entitled to purchase upon exercise of such Optionee's Option as set forth on such Schedule 6.5). As a condition to such grant and issuance, each Optionee shall be required to enter into a Non-Qualified Stock Option Agreement in the form of Exhibit 6.5 hereto (the "Grant Agreement"). The Options shall vest as equally as possible over a five-year period from the date of grant and shall have an exercise price of $15.00 per share. The Options shall be granted pursuant to and in accordance with the AmeriPath Stock Option Plan and each Grant Agreement and shall be subject to the terms and conditions of such plan and agreement.

         6.6 No Termination of Sellers' Obligations by Subsequent Incapacity, Etc. Each Seller specifically agrees that the obligations of such Seller hereunder, including, without limitation, obligations pursuant to
Article XI and Section 6.4 shall not be terminated by the death or incapacity of any Seller.

         6.7 Employment Agreements. DAP and the Sellers shall, immediately prior to the Closing, terminate, or cause the termination of, the existing employment agreements between DAP and (1) each Seller, and (2) each physician employee who is not a Seller. DAP and the Sellers shall use there best efforts to ensure that all Class B Persons participate in the transactions contemplated by this Agreement (including entering into an appropriate form of employment agreement with AmeriPath Florida at the Closing). At the Closing, (i) Gert G. Larbig, M.D. and each of the Class A Shareholders (other than Homer A. Bodiford, M.D. and Wayne H. Schrader, M.D.) shall enter into an employment agreement with AmeriPath Florida in the form of Exhibit 6.7(a) attached hereto (and, as appropriate and applicable, in accordance with the instructions contained therein), (ii) each of Homer A. Bodiford, M.D. and Wayne H. Schrader, M.D. shall enter into an employment agreement with AmeriPath Florida in the form of Exhibit 6.7(b) attached hereto, (iii) each of the Class B Shareholders (other than Sherry R. Larson) shall enter into an employment agreement with AmeriPath Florida in the form of Exhibit 6.7(c) attached hereto, (iv) Craig Carson, M.D., and each other Person (other than Gert G. Larbig, M.D.) who is presently a physician employee (but not a shareholder) of DAP, shall enter into an employment agreement with AmeriPath Florida in the form of Exhibit 6.7(d) attached hereto, and (v) Sherry R. Larson shall enter into an employment agreement with AmeriPath Florida in the form of Exhibit 6.7(e) attached hereto. The employment agreements which the Sellers and the other physician employees are required to enter into pursuant to this Section 6.7 are referred to herein as the "Employment Agreements".

         6.8 Public Announcements. Neither any Seller, DAP nor the Purchaser nor any Affiliate, representative or shareholder of either of such Persons, shall disclose any of the terms of this Agreement to any third party (other than the Purchaser's advisors and senior lending group and the Seller's advisors) without the other party's prior written consent unless required by any applicable law. The form, content and timing of all press releases, public announcements or publicity statements (except for any disclosures under or pursuant to Federal or State securities laws in connection with the registration of AmeriPath's securities or otherwise) with respect to this Agreement or the transactions contemplated hereby shall be subject to the prior approval of both (i) a majority of the Sellers and (ii) the Purchaser.

         6.9 Hart-Scott-Rodino Act. Promptly upon execution of this Agreement, each of DAP and the Purchaser shall promptly file such Notification and Report Forms and related material as may be required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), shall use its best efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable. The Purchaser shall pay all fees, costs and expenses incurred in connection with compliance under the HSR Act.

         6.10 DAP Stockholders' Agreement. Effective upon the Closing, without any further action on the part of any Person, the DAP Stockholders' Agreement shall immediately and automatically be canceled, terminated and be of no further force and effect.

         The parties' hereto further agree, from and after the Closing Date, as follows:

         6.11 AmeriPath's Board of Directors. As of the Closing, AmeriPath agrees to allow for two additional members of its Board of Directors to be elected and appointed to the Board. The Sellers hereby designate Alan Levin, M.D. and Timothy M. Kilpatrick, M.D. to serve as directors of AmeriPath, and AmeriPath agrees to cause its existing Board of Directors to appoint and elect Alan Levin, M.D. and Timothy M. Kilpatrick, M.D. (the "Initial DAP Nominees") as members of the Board of Directors of AmeriPath, effective as of the Closing. In the event either such Initial DAP Nominee is unwilling or unable to serve as a director of AmeriPath, the holders of a majority of the AmeriPath Stock then held by the Sellers shall be entitled to designate a replacement to such nominee, who must be a Class A Shareholder reasonably acceptable to AmeriPath (the "Replacement DAP Nominee(s)"). Such Initial Dap Nominees (or, as applicable, Replacement DAP Nominee(s)) shall be entitled to serve as members of the AmeriPath Board of Directors, in accordance with the By- Laws of AmeriPath, until the earlier of (i) such time as the Sellers collectively hold less than 51% of the shares of AmeriPath Stock held by them on the Closing Date, and (ii) such time as the AmeriPath Shareholders' Agreement terminates or is no longer in effect.

         6.12 Deliveries After Closing. From time to time after the Closing, at the Purchaser's request and without expense to DAP and without further consideration from the Purchaser or DAP, the Sellers shall execute and deliver such other instruments of conveyance and transfer and take such other action as the Purchaser reasonably may require to convey, transfer to and vest in the Purchaser, and to put the Purchaser in possession of, any rights or property to be sold, conveyed, transferred or delivered hereunder.

         6.13 Non-Competition Covenant. (a) As a material and valuable inducement for the Purchaser to enter into this Agreement, pay and deliver the Purchase Price consideration and consummate the transactions provided for herein, during the "Restricted Period" (as hereinafter defined), each Class A Shareholder (for purposes of this Section 6.13, a "Restricted Party") agrees that he or she shall not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any Person:

                          (i) engage in the practice of pathology within the Counties of Orange, Seminole, Osceola, Lake, Volusia, Palm Beach, Broward, Dade, Pinellas, Marion, St. Lucie or Polk in the State of Florida, or in any other County in any State in which AmeriPath or any Affiliate of AmeriPath is then doing business or providing services (the "Restricted Territory"); or

                          (ii) from any facility or location, whether within or without the Restricted Territory, (x) perform pathology services for any patient, laboratory or health care provider located in the Restricted Territory or (y) perform pathology services for any patient, laboratory or health care provider who is or was (within six
         (6) months of the date in question) a customer, client or patient of AmeriPath or any Affiliate of AmeriPath; except that it shall not be a violation of this Section 6.13 for the Restricted Party to perform pathology services in the Restricted Territory during the Restricted Period (a) as an employee of a local, federal or state government or agency; (b) in performing the Restricted Party's duties as a member of the United States military services or the National Guard; or (c) on a locum tenens basis.

provided, however, that, for purposes of this Section 6.13(a), the term "Affiliate" shall not mean or include any Acquiring Person Affiliate (as such term is defined in Section 12.3 hereof).

                 (b) As used in this Agreement, the term "Restricted Period" shall mean and include the longer of (x) a period of five (5) years from the Closing to the fifth (5th) anniversary of the Closing (the "5-Year Restriction"), and (y) during such time as the Restricted Party is employed by AmeriPath Florida or by AmeriPath or any Affiliate of AmeriPath (each, an "AmeriPath Entity") and for a period of two (2) years following the effective date of any termination of such Restricted Party's employment with any such AmeriPath Entity (regardless of the cause, reason or justification of any such termination); provided, however, that

                          (i) in the event of a termination of a Restricted Party's employment under such party's Employment Agreement (as such term is defined in Section 6.7 hereof) by the employer without "cause" (as such term is defined under such party's Employment Agreement), then:

                                  (A)      the 5-Year Restriction shall be
                 voided and shall not apply to such Restricted Party; and

                                  (B)      the Physician Employment Committee
                 (as such term is defined in Section 6.13(d) below), in its sole and absolute discretion, may, in connection with its termination deliberation, reduce the Restricted Period to not less than a period of one (1) year from the effective date of the Restricted Party's termination of employment with the AmeriPath Entity; or

                          (ii) in the event of a termination of a Restricted Party's employment under such party's Employment Agreement by the employer without "cause" (as such term is defined under such party's Employment Agreement), if the AmeriPath Entity employer fails to make payment of the amount(s), if any, required to be paid to such Restricted Party upon a termination without "cause", and such failure shall continue uncured for a period of more than thirty (30) days following notice from the Restricted Party, then the Restricted Period shall be a period of zero (0) days; or

                          (iii) in the event AmeriPath fails to pay the amount of principal or interest which becomes and is due and payable under a Contingent Note held by a Restricted Party, and such failure shall continue uncured for a period of more than thirty (30) days, in the case of a principal payment, or more than forty (40) days, in the case of an interest payment, then the Restricted Period shall be a period of zero (0) days.

                 (c) The Restricted Party further agrees that during the Restricted Period which follows any termination of the Restricted Party's employment with any AmeriPath Entity, the Restricted Party will not knowingly, directly or indirectly, (a) solicit the employment of any employee, agent or consultant of any AmeriPath Entity who was such at any time during the twelve
(12) months preceding the Restricted Party's termination of employment with the AmeriPath Entity, or (b) induce any employee of an AmeriPath Entity to leave the employ of any such AmeriPath Entity, unless in each case the Employee obtains the prior written consent of AmeriPath.

                 (d) For purposes of this Agreement, "Physician Employment Committee" shall mean and include a committee consisting of (i) two Orlando-Based Pathologists (as such term is defined in Section 1.3(c) hereof) and (ii) one physician, who is an employee of an AmeriPath Entity, appointed and designated by the Board of Directors of AmeriPath. The two Orlando-Based Pathologists initially (and so long as each is employed by an AmeriPath Entity) shall be Alan Levin, M.D. and Timothy M. Kilpatrick, M.D., provided, however, the Restricted Party shall not be a member of the Physician Employment Committee. Should either Alan Levin, M.D. or Timothy M. Kilpatrick, M.D., or both of them, no longer be able to serve on the Physician Employment Committee, a majority of the Orlando-Based Pathologists may designate one or both (as the case may be) replacement Orlando-Based Pathologists to serve on the Physician Employment Committee, one of which must (to the extent possible) be the Medical Director.

                 (e) Each Seller covenants and agrees that the restrictions set forth in this Section 6.13 are fair, reasonable and necessary to protect the interests of AmeriPath and its Affiliates, such restrictions were negotiated and bargained for and the consideration delivered in connection with this Agreement reflects and assumes the each Restricted Party's strict compliance with, and the enforceability by the Purchaser of, these restrictions.

                 (f) Each Seller acknowledges and agrees that the provisions of Section 6.13 and Section 6.14 are extremely material and of the essence to this Agreement. In addition, if the scope of any restriction or covenant contained in either such Section should be or become too broad or extensive to permit enforcement thereof to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law, and the Seller hereby consents and agrees that (a) it is the parties intention and agreement that the covenants and restrictions contained herein be enforced as written, and (b) in the event a court of competent jurisdiction should determine that any restriction or covenant contained herein is too broad or extensive to permit enforcement thereof to its fullest extent, the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant, but should be modified to permit enforcement of the restrictions and covenants contained herein to the maximum extent the court, in its judgment, will permit.

         6.14    Non-disclosure; Confidentiality.

                 (a) Confidential Information. By virtue of each Seller's employment, association or involvement with an AmeriPath Entity, each Seller may obtain confidential or proprietary information developed, or to be developed, by an AmeriPath Entity. "Confidential Information" means all information, whether in oral, written, graphic, machine- readable or tangible form, and whether or not registered, and including all notes, plans, records, documents and other evidence thereof, including but not limited to all: patents, patent applications, copyrights, trademarks, trade names, service marks, service names, "know-how," patient lists, details of client or consulting contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotion and pricing techniques, credit and financial data concerning customers, business acquisition plans or any portion or phase of any scientific or technical information, discoveries, computer software or programs used or developed in whole or in part by any AmeriPath Entity (including source or object codes), processes, procedures, formulas or improvements of any AmeriPath Entity; algorithms; computer processing systems and techniques; price lists; customer lists; procedures; improvements, concepts and ideas; business plans and proposals; technical plans and proposals; research and development; budgets and projections; technical memoranda, research reports, designs and specifications; new product and service developments; comparative analyses of competitive products, services and operating procedures; and other information, data and documents now existing or later acquired by an AmeriPath Entity, regardless of whether any of such information, data or documents qualify as a "trade secret" under applicable Federal or State law. All such information is collectively referred to as the "Confidential Information".

                 (b) Non-Disclosure. Each Seller agrees that, except as directed by such Seller's employer, he or she will not at any time (during the term of such Seller's employment by an AmeriPath Entity or at any time thereafter), except as may be expressly authorized by the AmeriPath Entity in writing, disclose to any Person or use any Confidential Information whatsoever for any purpose whatsoever, or permit any Person whatsoever to examine and/or make copies of any reports or any documents or software (whether in written form or stored on magnetic, optical or other mass storage media) prepared by him or that come into his possession or under his control by reason of his employment by an AmeriPath Entity or by reason of any consulting or software development services he has performed or may in the future perform for an AmeriPath Entity which contain or are derived from Confidential Information. Each Seller further agrees that while employed at an AmeriPath Entity, no Confidential Information shall be removed from the AmeriPath Entity's business premises, without the prior written consent of such AmeriPath Entity.

                 (c) AmeriPath Group Property. As used in this Agreement, the term "AmeriPath Group Property" means all documents, papers, computer printouts and disks, records, customer or patient lists, files, manuals, supplies, computer hardware and software, equipment, inventory and other materials that have been created, used or obtained by any AmeriPath Entity, or otherwise belonging to any AmeriPath Entity, as well as any other materials containing Confidential Information as defined above. Each Seller recognizes and agrees that:

                          (i) All the AmeriPath Group Property shall be and remain the property of the AmeriPath Entity to which such belongs;

                          (ii) Each Seller will preserve, use and hold the AmeriPath Group Property only for the benefit of AmeriPath and its Affiliates and to carry out the business of the AmeriPath Entity, AmeriPath and its Affiliates; and

                          (iii) When any Seller's employment is terminated, such Seller will immediately deliver and surrender to the AmeriPath Entity all the AmeriPath Group Property, including all copies, extracts or any other types of reproductions, which such Seller has in his possession or control.

         6.15 Rule 144 Best Efforts. Following such time, if any, that AmeriPath is or may become, and while AmeriPath is, a public company with its securities registered under the Securities Act, and listed or quoted for trading by a national securities exchange or inter-dealer quotation system, AmeriPath will use its best efforts to see that AmeriPath is in compliance with the requirements of Rule 144 under the Securities Act applicable to the issuer of securities, so as to facilitate non-registered sales of AmeriPath Stock by the Sellers who then own AmeriPath Stock consistent with the requirements and limitations of Rule 144. Such efforts to comply with

Rule 144 shall include, without limitation, AmeriPath's best efforts to (x) see that all periodic public reports (e.g., Forms 10-K, 10-Q and 8- K) that may be required to be filed under the Securities Exchange Act of 1934 are timely filed with the Securities and Exchange Commission, (y) provide opinion(s) of counsel to AmeriPath, at AmeriPath's expense, based upon representations of the selling shareholder, confirming that the requirements of Rule 144 have been met (assuming that they have been met), and (y) cooperate with reasonable requests of brokers in mechanically facilitating any such sales. Nothing in this
Section 6.15 shall be deemed as either (i) any representation or warranty that Ameripath will become a public company with securities registered under the Securities Act, or (ii) any covenant or agreement by AmeriPath to register, under federal or state securities laws or otherwise, any AmeriPath securities issued to, or held by, the Sellers.

         6.16 Post-Closing Merger of Entities. Immediately following the Closing, (i) DAP shall be and become a wholly-owned subsidiary of AmeriPath, and (ii) such wholly-owned subsidiary shall be merged with and into AmeriPath Florida, a wholly-owned subsidiary of AmeriPath, with AmeriPath Florida surviving such merger. The parties hereto agree to take such actions, execute and deliver such instruments and agreements and file such documents as may be necessary or appropriate to cause such merger to be effected as promptly as practicable following the Closing.


                                   ARTICLE VII

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

         Each and every obligation of the Purchaser under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by the Purchaser:

         7.1 Representations and Warranties; Covenants and Agreements. The representations and warranties of the Sellers contained in Article II and elsewhere in this Agreement and all information contained in any exhibit, certificate, annex, schedule or attachment hereto or in any writing delivered by, or on behalf of, the Sellers or DAP to the Purchaser, shall be true and correct when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. The Sellers and DAP shall have performed and complied with all agreements, covenants and conditions and shall have made all deliveries required by this Agreement to be performed, delivered and complied with by them prior to the Closing Date. Each of the Class A Shareholders and the president of DAP shall have executed and delivered to the Purchaser a certificate, dated the Closing Date, certifying to the foregoing.

         7.2 No Injunction. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         7.3 HSR Act. The waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

         7.4 Third Party Consents. The Purchaser, the Sellers and DAP shall have obtained all consents, approvals, waivers or other authorizations with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, such that the contracts and leases listed in Schedule 7.4 hereto shall remain in effect (without default, acceleration, termination, assignment, right of termination or assignment, payment, increase in rates or compensation payable, penalty, interest or other adverse effect) from and after the Closing Date as such contracts and leases operated and were in effect before the Closing Date.

         7.5 Regulatory Approvals. The Federal and State regulatory agencies or authorities listed in Schedule 7.5 hereto shall have approved the applications listed in such Schedule with respect to the change of control represented by the transactions contemplated by this Agreement, and such approval shall not impose financial obligations on the Purchaser that are objectionable to it.

         7.6 No Material Adverse Change. There shall have been no Material Adverse Change since the date of this Agreement. The Purchaser shall have received a certificate (which shall be addressed to the Purchaser), dated the Closing Date, of the president and chief financial officer of DAP, certifying to the foregoing.

         7.7 Stock Options and Grant Agreements. Each Optionee who is a Class B Shareholder shall have executed and delivered to the Purchaser a Grant Agreement in the form of Exhibit 6.5 hereto, among other things, entitling such Optionee, pursuant to the terms of such Grant Agreement (and the AmeriPath Stock Option Plan), to purchase upon exercise of such Optionee's option in accordance with its terms the number of shares of AmeriPath Stock specified in such Schedule 6.5 with respect to such Optionee.

         7.8 Employment Agreements. DAP and the Sellers shall have terminated the employment agreements between DAP and (1) each Seller and (2) each physician employee who is not a Seller. Each of the following persons (or group of persons, as the case may be) shall have executed and delivered to the Purchaser an employment agreement with AmeriPath Florida in the form indicated below: (i) Gert G. Larbig, M.D. and each of the Class A Shareholders (other than Homer A. Bodiford, M.D. and Wayne H. Schrader, M.D.) -- form of employment agreement attached as Exhibit 6.7(a) (as appropriate and applicable, in accordance with the instructions contained therein), (ii) each of Homer A. Bodiford, M.D. and Wayne H. Schrader, M.D. -- form of employment agreement attached as Exhibit 6.7(b), (iii) each of the Class B Shareholders (other than Sherry R. Larson) -- form of employment agreement attached as Exhibit 6.7(c),
(iv) Craig Carson, M.D., and each other physician employee who is not a Seller

(other than Gert G. Larbig, M.D.) -- form of employment agreement attached as
Exhibit 6.7(d), and (v) Sherry R. Larson -- form of employment agreement attached as Exhibit 6.7(e).

         7.9 Opinion of Seller's Counsel. The Purchaser shall have received an opinion of counsel to the Sellers and DAP (which will be addressed to the Purchaser), dated the Closing Date, in substantially the form of Exhibit
7.9 hereto.

         7.10 Delivery of DAP Share Certificates. Each of the Sellers shall have executed this Agreement, or a counterpart hereof, and the Sellers together shall have delivered at the Closing stock certificates representing all of the DAP Shares, duly endorsed for transfer to the Purchaser for transfer, together with stock powers duly executed in blank.

         7.11 Shareholders' Agreement. At the Closing, each Seller shall have executed and delivered a counterpart signature page to that certain Shareholders' Agreement, dated as of February 29, 1996, by and among AmeriPath and each of the stockholders of AmeriPath (the "Shareholders' Agreement"), a copy of which Shareholders' Agreement is attached hereto as Exhibit 7.11. Each Seller agrees to be bound by all of the provisions of the Shareholders' Agreement, in accordance with their terms, to the same extent as if he or she had been an original signatory thereto (and a holder of Common Stock other than an Original Common Shareholder).

         7.12 Creditor Consents. Barnett Bank of Central Florida, N.A. ("Barnett Bank") shall have agreed in writing with DAP as to the amounts owed in order for such creditors to have been paid in full and to release all Liens in favor of such creditors. DAP shall have obtained from Barnett Bank, and shall provide at Closing to the Purchaser, such UCC termination statements, releases of mortgages and other releases of Liens as shall be required by the Purchaser and its lenders.

         7.13 DAP Charter Amendments. DAP, which as of the date hereof is organized as a professional service corporation under Chapter 621 of the Florida Statutes, shall have taken all appropriate and required board of director and shareholder action to approve, and shall have filed with the Florida Department of State in form acceptable for filing, an amendment to DAP's articles of incorporation, which amendment (i) shall be in form and substance satisfactory to AmeriPath, and (ii) shall include the DAP Charter Amendments (as such term is defined in Section 4.9 hereof).

         7.14 Subordination Agreement. At the Closing, each of the Class A Shareholders and Class B Shareholders shall have executed and delivered a counterpart signature page to the Subordination Agreement, pursuant to which each agrees to be bound by all of the provisions of the Subordination Agreement in accordance with their terms.

                                  ARTICLE VIII

                  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

         Each and every obligation of the Sellers under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Sellers:

         8.1 Representations and Warranties; Performance. The representations and warranties of the Purchaser contained in Article III and elsewhere in this Agreement and all information contained in any exhibit, schedule, annex or attachment hereto, the Purchaser, to the Sellers, shall be true and correct when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. The Purchaser shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. The president of the Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date, certifying to the foregoing.

         8.2 No Injunction. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         8.3 Purchase Consideration. Each Seller shall have received the consideration (in the form of cash, AmeriPath Stock and/or Contingent Notes) to which such Seller is entitled pursuant to Section 1.1 or Section 1.2 (and as indicated in Schedule 1.1 or Schedule 1.2) hereof.

         8.4 Stock Options and Grant Agreements. The Purchaser shall have executed and delivered to each Optionee who is a Class B Shareholder a Grant Agreement in the form of Exhibit 6.5 hereto, among other things, entitling such Optionee, pursuant to the terms of such Grant Agreement (and the AmeriPath Stock Option Plan), to purchase upon exercise of such Optionee's option in accordance with its terms the number of shares of AmeriPath Stock specified in such Schedule 6.5 with respect to such Optionee.

         8.5 HSR Act. The waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

         8.6 Third Party Consents. The Purchaser, the Sellers and DAP shall have obtained all consents, approvals, waivers or other authorizations with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, such that the contracts and leases listed in Schedule 7.4 hereto shall remain in effect (without default, acceleration, termination, assignment, right of termination or assignment, payment, increase in rates or compensation payable, penalty, interest or other adverse effect) from and after the Closing Date as such contracts and leases operated and were in effect before the Closing Date.

         8.7 Regulatory Approvals. The Federal and State regulatory agencies or authorities listed in Schedule 7.5 hereto shall have approved the applications listed in such Schedule with respect to the change of control represented by the transactions contemplated by this Agreement.

         8.8 Employment Agreements; Guaranty. AmeriPath Florida shall have executed and delivered to each of the following persons (or group of persons, as the case may be) an employment agreement with AmeriPath Florida in the appropriate form indicated below: (i) Gert G. Larbig, M.D. and each of the Class A Shareholders (other than Homer A. Bodiford, M.D. and Wayne H. Schrader, M.D.) -- form of employment agreement attached as Exhibit 6.7(a) (as appropriate and applicable, in accordance with the instructions contained therein), (ii) each of Homer A. Bodiford, M.D. and Wayne H. Schrader, M.D. -- form of employment agreement attached as Exhibit 6.7(b), (iii) each of the Class B Shareholders (other than Sherry R. Larson) -- form of employment agreement attached as Exhibit 6.7(c), (iv) Craig Carson, M.D., and each other physician employee who is not a Seller (other than Gert G. Larbig, M.D.) -- form of employment agreement attached as Exhibit 6.7(d), and (v) Sherry R. Larson -- form of employment agreement attached as Exhibit 6.7(e). AmeriPath shall have executed and delivered to the Sellers the Guaranty in the form of
Exhibit 8.8 attached hereto (the "AmeriPath Guaranty").

         8.9 Opinion of Purchaser's Counsel. The Purchaser shall have received an opinion of counsel to the Purchaser (which will be addressed to the Seller), dated the Closing Date, in substantially the form of Exhibit 8.9 hereto.

         8.10 Approval of AmeriPath Preferred Shareholders. The Preferred Shareholders (as such term is defined and used in the AmeriPath Shareholders Agreement) shall have executed and delivered to the Sellers the Approval Certificate in the form of Exhibit 8.10 attached hereto, evidencing such Preferred Shareholders approval, and agreement to honor, the provision contained in Section 6.13 hereof regarding the right of Initial Dap Nominees (or, as applicable, Replacement DAP Nominee(s)) to serve as members of the AmeriPath Board of Directors.

                                   ARTICLE IX

                                    CLOSING

         9.1 Closing. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article X hereof, a closing of the transactions contemplated by this Agreement (the "Closing") shall be held on or before June 28, 1996 (if the conditions to closing set forth in Article VII and Article VIII hereof have been satisfied or waived by such date), or on such other date which is mutually agreed upon in writing following the satisfaction or waiver of the conditions to closing set forth in Article VII and Article VIII hereof (the "Closing Date").

         9.2     Closing Deliveries.  At the Closing,

                  (a) the Sellers and DAP shall deliver or cause to be delivered to the Purchaser:

                          (i) a certificate or certificates evidencing all of the DAP Shares, duly endorsed for transfer with all necessary transfer stamps affixed;

                           (ii) copies of all consents and approvals required by
                  Sections 7.4 and 7.5;

                           (iii) the Opinion of Counsel required by Section 7.9;

                           (iv) the Officers' Certificates required by Section
                  7.1 and 7.6;

                          (v) the UCC termination statements, releases of mortgages or other releases of Liens required by Section 7.12;

                          (vi) a certificate, signed by the secretary of DAP, as to the articles of incorporation and by-laws of DAP, the resolutions adopted by the board of directors and shareholders of DAP in connection with this Agreement, the incumbency of certain officers of DAP and the jurisdictions in which DAP is qualified to conduct business, in form acceptable to the Purchaser.

                          (vii) certificates issued by the appropriate governmental authorities evidencing the good standing, with respect to both the conduct of business and the payment of all franchise taxes, of DAP as of a date not more than 10 days prior to the Closing Date, as a corporation organized under the laws of the State of Florida and as a foreign corporation authorized to do business under the laws of the various jurisdictions where it is so qualified.

                           (viii) the Employment Agreements required by Section
                  7.8;

                           (ix) the Grant Agreements required by Section 7.7;

                           (x) the counterpart signature pages to the
                  Shareholders' Agreement required by Section 7.11;

                           (xi) executed counterpart signature pages to the
                  Subordination Agreement required by Section 7.14; and

                           (xii) such other certified resolutions, documents and
                  certificates as are reasonably required to be delivered by any Seller or DAP pursuant to the provisions of this Agreement.

                 (b)      The Purchaser shall deliver to the Sellers:

                           (i) the consideration (in the form of cash, AmeriPath Stock and Contingent Notes, as appropriate) required to be paid or delivered to each such Seller in accordance with
                 Section 1.1 or Section 1.2 hereof.

                           (ii) the Officers' Certificate required by Section
                  8.1; and

                           (iii) copies of all consents and approvals required
                  by Sections 8.6 and 8.7;

                           (iv) the Opinion of Counsel required by Section 8.9;

                           (v) the Employment Agreements required by Section
                  8.8;

                           (vi) the Grant Agreements, executed and delivered by
                  the Purchaser, referred to in Section 8.4;

                           (vii)   the AmeriPath Guaranty, executed and
                 delivered by the Purchaser, referred to in Section 8.8;

                           (viii) copies of the Articles of Incorporation, Bylaws and organizational consent of AmeriPath Florida; and

                           (ix) such other certified resolutions, documents and certificates as are reasonably required to be delivered by the Purchaser pursuant to the provisions of this Agreement.

                                   ARTICLE X

                          TERMINATION AND ABANDONMENT

         10.1 Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

                 (a) by mutual consent of the Purchaser, the Sellers and DAP;

                 (b) by the Purchaser or a majority of the Class A Shareholders and DAP if this Agreement is not consummated on or before August 15, 1996; provided, however, that if any party has breached or defaulted with respect to its respective obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this Section 10.1(b), and each other party to this Agreement shall at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable law;


                 (c) by the Purchaser if as of the Closing Date (including any extensions) any of the conditions specified in Article VII hereof shall not have been satisfied by the Sellers or by DAP or if DAP or any of the Sellers is otherwise in default under this Agreement; or

                 (d) by a majority of the Class A Shareholders and DAP if as of the Closing Date (including any extensions) any of the conditions specified in Article VIII hereof shall not have been satisfied by the Purchaser or if the Purchaser is otherwise in default under this Agreement.

         10.2 Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 10.1 hereof, and subject to the proviso contained in Section 10.1(b), this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                 (a) each party shall redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                 (b) all information received by any party hereto with respect to the business of any other party or DAP (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and

                 (c) no party hereto shall have any further liability or obligation to any other party under or in connection with this Agreement.

                                   ARTICLE XI

                           SURVIVAL; INDEMNIFICATION

         11.1 Survival. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (a) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and (b) all representations and warranties shall survive and continue until:

                  (1) with respect to the representations and warranties in Sections 2.16 (tax matters), 2.18 (ERISA matters) and
                     2.20 (environmental matters), until sixty (60) days following the expiration of the applicable statute of limitations;

                  (2) with respect to the representations and warranties in Sections 2.3 (capitalization), 2.4 (title to the DAP Shares) and 2.6 (options and rights on capital stock), these representations shall survive and continue forever and without limitation; and

                  (3) with respect to all other representations and warranties, the date upon which AmeriPath receives from its outside auditors the audited financial statements for AmeriPath's fiscal year ending December 31, 1998 (the "1998 Audit Date"), except for representations, warranties and indemnities for which an indemnification Claim shall be pending as of the 1998 Audit Date, in which event such indemnities shall survive with respect to such Claim until the final disposition thereof.

         11.2     Indemnification by the Class A Shareholders.  Subject to this
Article XI, the Purchaser and its officers, directors, employees, shareholders, representatives and agents shall be indemnified and held harmless by the Class A Shareholders, jointly and severally, at all times after the date of this Agreement, against and in respect of any and all actual damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any of the following:

                  (a) Any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of any Seller or DAP under this Agreement, any document relating thereto or contained in any schedule or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by any Seller or DAP hereunder;

                  (b) Any and all liabilities of DAP of any nature whether accrued, absolute, contingent or otherwise, and whether known or unknown, existing at the Closing Date, with respect to the following:

                         (i) All Tax liabilities of DAP, together with any interest or penalties thereon or related thereto, through the Closing Date and any Tax liability of DAP arising in connection with the transactions contemplated hereby. Any Taxes, penalties or interest attributable to the operations of DAP payable as a result of an audit of any tax return shall be deemed to have accrued in the period to which such Taxes, penalties or interest are attributable;

                         (ii) All environmental liabilities relating to any of DAP's properties, including federal, state and local environmental liability, together with any interest or penalties thereon or related thereto, through the Closing Date, but excluding any amount for which there is an adequate accrual and reserve on the Financial Statements;

                         (iii) All claims by Medicare, Medicaid, or any other third party payor relating to reimbursement for services provided by DAP prior to the Closing Date ("Reimbursement Claims"). Indemnification by Seller for Reimbursement Claims shall include all costs incurred by Purchaser for such claims, including, but not limited to, applicable investigative and audit expenses, attorneys fees, reimbursement costs, and any fines and penalties levied against DAP; and

                         (iii) Any and all 100% Ownership Expenses (as such
                  term is defined in Section 4.15 hereof).

                  (c) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with any Claim incident to any of the foregoing.

                  (d) The indemnification provided hereunder shall be solely and exclusively available to the Purchaser, and its successors and assigns, and shall not be available to any third party (including, without limitation, any past, present or future shareholder of the Purchaser). The procedure pursuant to which the Purchaser may seek indemnification for third-party Claims is set forth in Section 11.4 hereof.

                  (e) In the event the Class A Shareholders are required to make one or more payments to the Purchaser (an "Indemnification Payment") with respect to any indemnification obligation provided hereunder, and such payment results in the Purchaser's realization of a net reduction in the Purchaser's federal, state, local or foreign income or franchise tax liability (a "Net Tax Benefit"), then the amount of the Indemnification Payment shall be adjusted, on a fair and equitable basis, to reflect the amount of the Net Tax Benefit.

         11.3 Indemnification by the Purchaser. Subject to this Article XI, the Sellers and their heirs, assigns, representatives and agents shall be indemnified and held harmless by the Purchaser, at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of the Purchaser under this Agreement, any document relating thereto or contained in any schedule or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by the Purchaser hereunder.

         11.4 Third-Party Claims. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third-party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "indemnitee") of notice of the commencement of any (a) Tax audit or proceeding for the assessment of Tax by any taxing authority or any other proceeding likely to result in the imposition of a Tax liability or obligation or (b) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "indemnitor") is, or may be, required under this Agreement to indemnify such indemnitee, the indemnitee will, if a Claim thereon is to be, or may be, made against the indemnitor, notify the indemnitor in writing of the commencement or assertion thereof and give the indemnitor a copy of such Claim, process and all legal pleadings. The indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The indemnitor shall have the right to assume the defense of such action unless such action (i) may result in injunctions or other equitable remedies in respect of the indemnitee or its business; (ii) may result in liabilities which, taken with other then existing Claims under this Article XI, would not be fully indemnified hereunder; or
(iii) may have a material adverse impact on the business or financial condition of the indemnitee after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the indemnitee).
The indemnitor and the indemnitee shall cooperate in the defense of such Claims. In the case that the indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the indemnitee shall make available to the indemnitor all relevant records and take such other action and sign such documents as are necessary to defend such audit, assessment or other proceeding in a timely manner. If the indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the indemnitor has agreed to indemnify the indemnitee under this Agreement, the indemnitor shall promptly reimburse the indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including legal fees and expenses) incurred by such indemnitee in connection with such obligation or liability subject to this
Article XI. By posting any required bond, or paying any other amounts required under law or by any court, the indemnitor may appeal a non-final determination or ruling of any court; provided, however, the indemnitee shall not be required to pay any fees, costs or expenses or any other amount or otherwise suffer any damage in connection with any such appeal.

         Prior to paying or settling any Claim against which an indemnitor is, or may be, obligated under this Agreement to indemnify an indemnitee, the indemnitee must first supply the indemnitor with a copy of a final court judgment or decree holding the indemnitee liable on such claim or failing such judgment or decree, and must first receive the written approval of the terms and conditions of such settlement from the indemnitor. An indemnitor shall have the right to settle any Claim against it, subject to the prior written approval of the indemnitee, which approval shall not be unreasonably withheld; provided, however, should the indemnitee withhold approval to settle the Claim, the indemnitor's obligation hereunder shall not exceed the amount at which the Claim could have been settled, plus interest through the date the Claim is ultimately paid. Interest for purposes hereof shall be at the prime rate of interest of NationsBank, N.A., as published from time to time on the date such approval was requested.

         An indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the indemnitee unless (a) the employment of such counsel shall have been authorized in writing by the indemnitor in connection with the defense of such action or Claim, (b) the indemnitor shall not have employed, or is prohibited under this
Section 11.4 from employing, counsel in the defense of such action or Claim, or (c) such indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the indemnitor.

         11.5     Deductible.  Notwithstanding the foregoing provisions of this
Article XI, except for the next succeeding sentence of this Section 11.5, no indemnification pursuant to this Article XI shall be required of an indemnifying party hereunder unless and until the aggregate amount due the indemnified party for all Claims under this Article XI shall exceed $75,000.00 (the "Deductible"), and then only to the extent that the aggregate amount of such Claims exceeds the Deductible. Notwithstanding the foregoing, no Claim (regardless of amount) that arises out of a breach of any of the representations or warranties contained in Sections 2.3 (capitalization), 2.5 (title to DAP Shares), 2.6 (options and rights on capital stock), 2.23(b) (self-insurance), 2.36 (selected financial amounts as of Closing) or 4.15 (purchase price as consideration for 100% ownership) shall at any time be subject to the Deductible or be counted in determining the Maximum Liability (as defined in Section 11.6).

         11.6 Maximum Liability. (a) Notwithstanding the foregoing provisions of this Article XI, except as provided in the last sentence of
Section 11.5 above, the maximum liability in connection with any and all Claims for indemnification or breach or violation of representations or warranties under this Agreement shall be:

                  (i) in the aggregate, with respect to all Class A Shareholders, Twelve Million Five Hundred Thousand Dollars ($12,500,000.00); and

                  (ii) individually, with respect to any single Class A Shareholder, One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) (the "Individual Cap"). In furtherance, and not in limitation of the foregoing, with respect to any single Claim for indemnification arising under this Agreement which Claim is matured, perfected and ready for enforcement and collection (a " Final Claim"), the maximum liability of any individual Class A Shareholder shall be the lesser of (x) the Individual Cap, and (y) 1/10 of the aggregate amount of the Final Claim.

                  (b) The Purchaser agrees that, to the extent it has a Claim which it has determined to seek indemnification from the Class A Shareholders pursuant to this Article XI, in any action, claim or cause of action the Purchaser files in a court of competent jurisdiction, the Purchaser shall name all Class A Shareholders, and, in connection with any such litigation, shall pursue a judgment against and collection from all Class A Shareholders.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by a written agreement signed by DAP, the Purchaser and 51% of the Sellers; provided, however, no amendment shall materially impair the rights of any Seller hereunder without the express written consent of such Seller.

         12.2 Entire Agreement. This Agreement, including the schedules and exhibits hereto and the annexes, attachments, documents, certificates and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

         12.3     Certain Definitions.

                  "Acquiring Person Affiliate" shall mean and include (i) any Person who becomes an Affiliate of AmeriPath after the date hereof through the acquisition of all of the assets or stock of AmeriPath, and/or (ii) any Person who becomes an Affiliate of AmeriPath after the date hereof through a merger with or into AmeriPath in which such Person (and not AmeriPath) survives; provided, however, that the term "Acquiring Person Affiliate" shall not mean or include any Person who was an Affiliate of AmeriPath immediately prior to the consummation of either of the transactions described under clauses (i) or (ii) of this definition.

                  "Affiliate" means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person, (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

                  "Authority" means any governmental, regulatory or administrative body, agency, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory agency, arbitrator authority, whether international, national, federal, state or local.

                  "Claim" means any action, claim, obligation, liability, expense, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

                  "Contract" means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

                  "Environmental Law" means any law, statute, Regulation, rule, Order, decree, judgment, consent decree, settlement agreement or governmental requirement, which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superlien" law, and any other similar Federal, state or local statutes.

                  "Environmental Permit" shall mean Permits, certificates, approvals, licenses and other authorizations relating to or required by Environmental Law and necessary or desirable for a Person's business.

                  "GAAP" means generally accepted accounting principles, applied on a consistent basis with the Financial Statements, as in existence at the date hereof.

                  "Health Care Laws" means any Federal, state, or local Regulation or Order, of any Authority, which relates to or otherwise imposes liability or standards of conduct concerning the licensure, certification, qualification, or operation of a laboratory, pathology physician service or other aspect of a Person's business subject to such Health Care Laws, including but not limited to Chapter 400, Florida Statutes, governing home health agencies; Chapter 641, Florida Statues, The Health Maintenance Organization Act; Chapter 465, Florida Statutes, the Florida Pharmacy Act; Sections 499.001 to .081, Florida Statutes, the Florida Drug and Cosmetic Act; Chapter 893, Florida Statutes, the

         Florida Comprehensive Drug Abuse Prevention and Control Act;
         Sections 455.236 to .239, Florida Statutes, the Patient Self-Referral Act; Section 627.6699, Florida Statutes, the Employee Health Care Access Act; Sections 409.026 and 409.912, Florida Statutes, 21 U.S.C.
         Section 301-392, the Federal Food Drug and Cosmetic Act; 21 U.S.C.
         Section 821 et seq., the Federal Drug Abuse Act; Section 1128B of the Social Security Act; The Clinical Laboratory Improvement Amendments of 1988; 42 U.S.C. Section 1320a-7b, 42 C.F.R. Part 1001, 42 CFR Chapter IV, Subchapter C; Sections 1876 or 1903 of the Social Security Act; 45 CFR, Part 74; 45 CFR, Part 92; 42 CFR 455.109 Section 306 of the Clean Air Act; 42 U.S.C. Section 1857(h) et seq., Section 508 of the Clean Water Act; 33 U.S.C. Section 1368 et seq., Executive Order 11738 and Environmental Protection Agency regulations; 40 CFR Part 15, Title VI of the Civil Rights Act of 1964; 42 U.S.C. Section 2000 d et seq.,
         Section 504 of the Rehabilitation Act of 1933; 29 U.S.C. Section 7940; Title IX of the Education Amendments of 1972, 20 U.S.C. Section 1681 et seq., the Age Discrimination Act of 1975; 42 U.S.C. Section 6101 et seq., Section 654 of OBRA '81; 42 U.S.C. Section 9849 and the Americans with Disabilities Act of 1990; P.L. 101-336, OBRAs 1986 through 1993, as amended, and any other similar Federal, state or local Regulations.

                  "Knowledge" or "known" means (when referred to, for example, as "to the knowledge of", or "known to", a Class A Shareholder or of
         DAP) the best knowledge, information and belief of each such Class A Shareholder and of the officers of DAP, respectively, after due inquiry into the subject matter thereof, with appropriate members of DAP's management.

                  "Lien" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, restriction or interest of another Person of any kind or nature.

                  "Material Adverse Change" means any development or change which has had or would have a Material Adverse Effect.

                  "Material Adverse Effect" means any circumstances, state of facts or matters which has, or might reasonably be expected to have, a material adverse effect in respect of DAP's or the Purchaser's (as the case may be) business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects.

                  "Order" means any decree, judgment, award, order, injunction, rule, consent of or by an Authority.

                  "Permitted Cash Payments" means cash payment amounts which may be paid by DAP prior to Closing in connection with (i) planned profit-sharing contributions not to exceed $250,000; (ii) payments to Thomas J. Allred, M.D. in an aggregate amount not to exceed $214,163 in connection with the exercise by DAP of certain stock repurchase rights under the DAP Stockholders' Agreement (in view of the termination of Dr. Allred's employment with DAP), or (iii) payments to Gert G. Larbig, M.D. in an aggregate amount not to exceed $96,974 in connection with the exercise by DAP of certain stock repurchase rights under the DAP Stockholders' Agreement (in view of the retirement of Dr. Larbig).

                  "Person" means any corporation, partnership, joint venture, company, syndicate, organization, association, trust, entity, Authority or natural person.

                  "Proprietary Rights" means any patent, patent application, copyright, trademark, trade name, service mark, service name, trade secret, know-how, confidential information or other intellectual property or proprietary rights.

                  "Regulation" means any law, statute, rule, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

                  "Subsidiary" means any Person which the Purchaser or DAP, as the case may be, owns, directly or indirectly, 50% or more of the outstanding stock or other equity interests.

         12.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed, first class certified mail with postage paid or by overnight receipted courier service:

                  (a)    If to the Sellers or DAP, to:

                         Derrick and Associates Pathology
                         8100 Chancellor Dr., Suite 130
                         Orlando, Florida  32809
                         Attn: Alan Levin, M.D.

         with a copy to:

                         Foley & Lardner
                         111 North Orange Avenue
                         Suite 1800
                         Orlando, Florida 32801-2386
                         Attn: Christopher D. Rolle

         or to such other person or address as the Sellers or DAP shall furnish by notice to the Purchaser in writing.

                  (b)    If to the Purchaser to:

                         AmeriPath, Inc.
                         6061 N.E. 14th Avenue
                         Fort Lauderdale, Florida  33334
                         Attn:  James C. New, President

         with a copy to:

                         Greenberg, Traurig, Hoffman,
                            Lipoff, Rosen & Quentel, P.A.
                         515 E. Las Olas Boulevard, Suite 1500
                         Fort Lauderdale, Florida  33301
                         Attn:  Daniel H. Aronson, Esq.

         or to such other person or address as the Purchaser shall furnish by notice to Seller in writing.

         12.5 Waiver of Compliance; Consents. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

         12.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

         12.7 Governing Law. The Agreement shall be governed by the internal laws of the State of Florida as to all matters, including but not limited to matters of validity, construction, effect and performance.

         12.8 Consent to Jurisdiction; Service of Process. DAP and each of the Sellers hereby irrevocably submit to the jurisdiction of the state or federal courts located in Broward County, Florida in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

         12.9 Injunctive Relief. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

         12.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.11 Headings. The article, section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement (or any provision hereof).


         12.12 Binding Effect. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

         12.13 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

         12.14 Severability. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         12.15 Expenses. All fees, costs and expenses (including, without limitation, legal, auditing and accounting fees, costs and expenses) incurred in connection with considering, pursuing, negotiating, documenting or consummating this Agreement and the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees, costs and expenses; provided, however, that, if and only if the transactions contemplated hereby are consummated, the Purchaser shall pay up to a maximum of $500,000.00 of the Sellers' expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, against invoices therefor, including, without limitation, the Broker's Fee and the fees of Sellers' counsel. The Sellers shall bear any and all fees, costs and expenses in excess of $500,000.00.

         IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.


                              AMERIPATH, INC.


                              By: /s/ Robert P. Wynn
                                 ----------------------------------------------
                                   Robert P. Wynn, Chief Operating Officer




                              DERRICK AND ASSOCIATES PATHOLOGY, P.A.


                              By: /s/ Alan Levin
                                 ----------------------------------------------
                                   Alan Levin, M.D.
                                   President


                              SELLERS:

                              CLASS A SHAREHOLDERS:
                              ---------------------



                              /s/ Homer A. Bodiford
                              -------------------------------------------------
                              HOMER A. BODIFORD, M.D.


                              /s/ Kenneth A. Clark
                              -------------------------------------------------
                              KENNETH A. CLARK, M.D.


                              /s/ Larry S. Cribbett
                              -------------------------------------------------
                              LARRY S. CRIBBETT, M.D.

                              /s/ Timothy M. Kilpatrick
                              -------------------------------------------------
                              TIMOTHY M. KILPATRICK, M.D.


                              /s/ Alan Levin
                              -------------------------------------------------
                              ALAN LEVIN, M.D.


                              /s/ E. Donald McDade, Jr.
                              -------------------------------------------------
                              E. DONALD MCDADE, JR., M.D.


                              /s/ Richard C. Morris
                              --------------------------------------------------
                              RICHARD C. MORRIS, M.D.


                              /s/ Joseph W. Pilkington
                              --------------------------------------------------
                              JOSEPH W. PILKINGTON, M.D.


                              /s/ Wayne H. Schrader
                              --------------------------------------------------
                              WAYNE H. SCHRADER, M.D.


                              /s/ Michael R. Sherman
                              -------------------------------------------------
                              MICHAEL R. SHERMAN, M.D.


                              /s/ Stephen P. Sherman
                              -------------------------------------------------
                              STEPHEN P. SHERMAN, M.D.


                              /s/ Cheryl L. Stanton-Choate
                              -------------------------------------------------
                              CHERYL L. STANTON-CHOATE, M.D.


                              /s/ Kenneth J. Wozniak
                              -------------------------------------------------
                              KENNETH J. WOZNIAK, M.D.

                              CLASS B SHAREHOLDERS:
                              ---------------------



                              /s/ Sherry R. Larson
                              -------------------------------------------------
                              SHERRY R. LARSON


                              /s/ Margaret L. Cohen
                              -------------------------------------------------
                              MARGARET L. COHEN, M.D.


                              /s/ Randy L. Judd
                              -------------------------------------------------
                              RANDY L. JUDD, M.D.


                              /s/ Richard L. Munoz
                              -------------------------------------------------
                              RICHARD L. MUNOZ, M.D.


                              /s/ M. Barry Randall
                              -------------------------------------------------
                              M. BARRY RANDALL, M.D.


                              /s/ Stephen Y. Wilkerson
                              -------------------------------------------------
                              STEPHEN Y. WILKERSON, M.D.